Exhibit 10.22

CONFIDENTIAL TREATMENT REQUESTED. Confidential portions of this document have been redacted and have been separately filed with the Commission.

MASTER SERVICES AGREEMENT

between

*

and

TG THERAPEUTICS, INC.

MASTER SERVICES AGREEMENT

THIS MASTER SERVICES AGREEMENT (this “MSA”) is made and entered into as of the date of last signature below (the “Effective Date”) by and between TG Therapeutics, Inc., a Delaware corporation having its principal place of business at 2 Gansevoort St., 9th Floor, New York, NY 10014 (“Client”), and * Client and * are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, Client and * wish to enter into a business relationship whereby * will provide Client with certain biologics manufacturing services;

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements hereinafter set forth and for other valuable consideration, the Parties agree as follows:

SECTION 1    DEFINITIONS

1.1 “Acceptance Procedure” shall mean the review of the Batch Related Documents and test(s) of the Product, if necessary, to verify that the Product delivered meets the Specifications and complies with Regulatory Authority requirements, conducted by Client after *’s release of the Product, to determine whether to accept the same, in accordance with the applicable QAG as modified from time to time by written agreement between the Parties.

1.2  “Affected Party” is defined in Section 17.3.

1.3  “Affiliate” shall mean any corporation, company, partnership or other entity which directly or indirectly, controls, is controlled by or is under common control with either Party hereto. A corporation or other entity shall be regarded as controlling another corporation or other entity if it owns or directly or indirectly controls more than fifty percent (50%) of the voting stock or other ownership interest of the corporation or other entity, or if possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or other entity or the power to elect or appoint more than fifty percent (50%) of the members of the governing body of the corporation or other entity.

1.4  “Applicable Laws” shall mean any and all applicable laws of any jurisdiction which are applicable to any of the Parties in carrying out activities described in this MSA or any PSAs that may be in effect from time to time, and shall include all statutes, enactments, acts of legislature, laws, ordinances, rules, regulations, notifications, guidelines, directions, directives and orders of any Regulatory Authority, statutory authority, stock exchange, securities regulatory agency, tribunal, board, or court or any central or state government or local authority or other governmental entity in such jurisdictions.

1.5  “Background IP” shall mean Intellectual Property which has been owned and/or controlled by a Party prior to the Effective Date or outside, or not relating to, the performance of the MSA and any pertinent PSA.

* Confidential material redacted and filed separately with the Commission.

1.6  “Batch” shall mean Product Manufactured by * from a single run of the applicable Manufacturing Process.

1.7  “Batch Record” is defined in the applicable QAG.

1.8  “Batch Related Documents” means Manufacturing Documentation in support of the *’s release of a Product.

1.9  “Binding Year” shall be defined in the applicable PSA.

1.10  “Business Day” shall mean a day on which commercial banks are open for business in both the Republic of Korea and New York, New York.

1.11  “Cell Line” shall mean the aliquot of cells supplied to * by Client to perform the Services and their progeny.

1.12  “Certificate of Analysis” is defined in the applicable QAG.

1.13  “Certificate of Compliance” is defined in the applicable QAG.

1.14  “Change” is defined in Section 6.1.

1.15  “Client” is defined in the preamble.

1.16  “Client Materials” shall mean Client reagents and other materials supplied by Client or its third party supplier to be used in the Service hereunder, as each is further defined in the PSA and/or applicable QAG. In the case of a Drug Product PSA, Client Materials shall also include Drug Substance and/or other active pharmaceutical ingredients, which may or may not be Manufactured by *.

1.17  “Client Technology” shall mean know-how, technology, research and other information of Client including and relating to the Manufacturing Process, analytical methods, quality control analysis, specifications, transportation and storage requirements provided by Client to * in connection with this MSA and applicable PSA.

1.18  “Clinical Product” shall mean a Drug Substance or Drug Product which is Manufactured by * pursuant to a PSA and which is to be used by Client in a research study or studies that investigate the safety of human use or prospectively assign human participants or groups of humans to one or more health-related interventions to evaluate the effects on health outcomes.

1.19  “Commercial Product” shall mean a Drug Substance or Drug Product which is Manufactured by * which is intended for commercial sale and use by humans and for importation or exportation into countries or regions designated in each PSA.

* Confidential material redacted and filed separately with the Commission.

1.20  “Commercially Reasonable Efforts” shall mean with respect to an activity to be carried out by a Party, the carrying out of such activity in a diligent manner, which, in the case of *, requires using the efforts of sufficient numbers of personnel appropriately qualified by experience and training, in the application of such resources as would be reasonably applied by a qualified manufacturer of biologics for human use adhering to recognized standards in the manufacture and testing of such products, or, in the case of Client, using such efforts as would be typically be used in the biopharmaceutical industry by companies of comparable resources and expertise. “Commercially Reasonable Efforts” requires prompt assignment of responsibility for such task or activity to specific qualified employee(s) and allocation of resources designed to advance progress with respect to such task or activity but does not require the taking of actions which would require either Party to violate Applicable Laws or break any existing contractual commitments with third parties which were entered into prior to the Effective Date, the performance of which at such time was not reasonably foreseeable to be in conflict, or otherwise inconsistent, with such Party’s obligations under the MSA or any PSA.

1.21  “Common Raw Materials” is defined in Section 5.3.1.

1.22  “Confidential Information” is defined in Section 10.1.

1.23  “Control” (including, with correlative meanings, “Controlled”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or other ownership interest, by contract or otherwise) of that person or entity and/or the ownership of more than 50% of the voting shares of that person or entity.

1.24  “Core Team” is defined in Section 3.3.

1.25  “current Good Manufacturing Practices” or “cGMP” shall mean current good manufacturing practices and regulations applicable to the Manufacture of Product that are promulgated by any Regulatory Authority, including as promulgated under and in accordance with (i) the U.S. Federal Food, Drug and Cosmetic Act, Title 21 of the U.S. Code of Federal Regulations, Parts 210, 211, 600, 601 and 610, (ii) relevant EU legislation, including European Directive 2003/94/EC or national implementations of that Directive, (iii) relevant guidelines, including the EU Guidelines for Good Manufacturing Practices for Medicinal Products (Eudralex Vol. 4 and Annexes thereto), (iv) International Conference on Harmonisation Good Manufacturing Practice Guide for Active Pharmaceuticals Ingredients and (v) and any analogous set of regulations, guidelines or standards as defined, from time to time, by any relevant Regulatory Authority having jurisdiction over the development, manufacture or commercialization of the Product, as applicable, in each case as in effect as of the date such manufacturing for the Product are or were conducted.

1.26  “Damages” means any damages, costs, expenses, fines, penalties (including reasonable attorneys’ fees and costs), losses and liabilities.

1.27  “Disclosing Party” is defined in Section 10.1.

* Confidential material redacted and filed separately with the Commission

1.28  “Drug Product” means a finished or intermediate dosage form that contains a Drug Substance, generally, but not necessarily, in association with one or more other ingredients.

1.29  “Drug Substance” means an active ingredient that is intended to furnish pharmacological activity or other direct effect in the diagnosis, cure, mitigation, treatment, or prevention of disease or to affect the structure or any function of the human body, but does not include intermediates used in the synthesis of such ingredient.

1.30  “Effective Date” is defined in the preamble.

1.31  “EMA” shall mean the European Medicines Agency, or any successor agency.

1.32  “Engineering Batch” shall mean a Batch that is intended to demonstrate the transfer of the Manufacturing Process to the Facility. After Manufacture, Client shall have the right to make whatever further use of non-cGMP Engineering Batches as it shall determine, provided that Client pays for such Batches according to this MSA, such use is not for human use and does not violate any Applicable Laws. * makes no warranty that Engineering Batches will meet cGMP or the Specifications. If * determines that an Engineering Batch does meet cGMP and the Specifications, it will release such Engineering Batch as a cGMP Batch, and thereafter Client shall be entitled to use such Engineering Batch for human use.

1.33  “Facility” shall mean *.

1.34  “FDA” shall mean the United States Food and Drug Administration or any successor agency thereto.

1.35  “Firm Period” shall be defined in the applicable PSA.

1.36  “Force Majeure Event” is defined in Section 17.3.

1.37  “Implementation Plan and Budget” is defined in Section 6.2(b).

1.38  “Indemnified Party” is defined in Section 13.3.

1.39  “Indemnifying Party” is defined in Section 13.3.

1.40  “Intellectual Property” is shall mean (a) patents, patent rights, provisional patent applications, patent applications, designs, registered designs, registered design applications, industrial designs, industrial design applications and industrial design registrations, including any and all divisions, continuations, continuations-in-part, extensions, restorations, substitutions, renewals, registrations, revalidations, reexaminations, reissues or additions, including supplementary certificates of protection, of or to any of the foregoing items; (b) copyrights, copyright registrations, copyright applications, original works of authorship fixed in any tangible medium of expression, including literary works (including all forms and types of computer software, including all source code, object code, firmware, development tools, files, records and data, and all documentation related to any of the foregoing), pictorial and  graphic works; (c) trade secrets, technology, developments, discoveries and improvements, know- how, proprietary rights, formulae, confidential and proprietary information, technical information, techniques, inventions, designs, drawings, procedures, processes, models, formulations, manuals and systems, whether or not patentable or copyrightable, including all biological, chemical, biochemical, toxicological, pharmacological and metabolic material and information and data relating thereto and formulation, clinical, analytical and stability information and data which have actual or potential commercial value and are not available in the public domain; (d) trademarks, trademark registrations, trademark applications, service marks, service mark registrations, service mark applications, business marks, brand names, trade names, trade dress, names, logos and slogans, Internet domain names, and all goodwill associated therewith; and (e) all other intellectual property or proprietary rights, in each case whether or not subject to statutory registration or protection.

* Confidential material redacted and filed separately with the Commission.

1.41  “Joint Steering Committee” or “JSC” is defined in Section 3.2.1.

1.42  “Manufacturing” or to “Manufacture” shall mean the manufacturing of the Product, and any services relating to such manufacturing, including, but not limited to, testing, quality control, documentations, archiving, handling, storage and packaging, release and delivery of the Product, to be performed by * at the Facility under the MSA and any applicable PSA.

1.43  “Manufacturing Documentation” shall mean data acquired and generated, documents and records describing or otherwise related to the Manufacturing Process including, without limitation: documents and records consisting of or containing process descriptions, requirements and specifications; Client Materials and Specifications; analytical methods, process trend and variability data; validations protocols and reports; process development reports; Batch Records; Batch Related Documents, and SOPs, including, without limitation, SOP’s for the Raw Materials handling, the Manufacturing operations, equipment operation, in-process, final Product and stability quality control testing, quality assurance, validation, storage and shipping.

1.44  “Manufacturing Process” shall mean the mutually agreed production process and analytical methods for the Manufacturing of the Product pursuant to the applicable PSA, as summarily described in the applicable QAG and as described in the Manufacturing Documentation, as such process may be changed from time to time in accordance with the MSA.

1.45  “Manufacturing Process Transfer” means the Commercially Reasonable Efforts of the parties undertaken pursuant to the Manufacturing Process Transfer Plan to transfer the Manufacturing Process (together with copies of relevant books and records) in *’s possession or under its control, to Client as set forth in greater detail in the Manufacturing Process Transfer Plan. * shall only be obligated to use its Commercially Reasonable Efforts in the implementation of the Manufacturing Transfer Plan, and in no case shall * personnel be required to visit the site of Client or any third party manufacturer. For the avoidance of doubt, the foregoing prohibition shall not be construed as a basis for * refusing to assist in the transfer of analytical methods to an independent laboratory, including a visit by * personnel to such site to assist in method transfer, if, and only as, reasonably necessary, and at Client’s cost and expense. For the avoidance of doubt, Manufacturing Process Transfer shall include, without limitation, the transfer of data, information, or samples of validated or * manufactured or partially manufactured Products or other indicia measured at various points during Manufacture, to the extent * possesses such data, information, or samples. * shall not be obligated to deliver the proprietary process information contained in any drug master file with respect to which * has granted Client a right of reference. * shall provide Manufacturing Process Transfer services with a capacity of one (1) full time employee equivalent (“FTE”) month for each of upstream, downstream and analytics, for a total maximum of three (3) FTE months. * will have no obligation to provide Manufacturing Process Transfer services more than twelve (12) months after termination of the MSA or applicable PSA. For clarity, *'s assistance shall be time- based, and * shall in no way guarantee or ensure that after Manufacturing Process Transfer services is complete, Client or its third-party manufacturer will be able to manufacture the Product.

* Confidential material redacted and filed separately with the Commission.

1.46  “Manufacturing Process Transfer Plan” means that plan addressing orderly Manufacturing Process Transfer, to be prepared in writing and reasonably agreed to by the parties within the forty (40) Business Day period following notice from Client to * of its intention to commence Manufacturing Process Transfer.

1.47  “Non-Affected Party” is defined in Section 17.3.

1.48  “Non-Conforming Product” shall mean an entire Batch of Product, any portion of which fails to conform to the Specifications, cGMP (if applicable), and any other mutually agreed upon written express requirements for * to follow under the applicable PSA and the applicable QAG.

1.49  “Party” and “Parties” is defined in the preamble.

1.50  “Pilot Batch” means a Batch of Product designated as a pilot Batch which shall not comply with cGMP and is not required to meet the Specifications.

1.51  “Pre-Approval Inspection” means an on-site inspection of the Facility by the Regulatory Authority prior to granting the Regulatory Approval for a Commercial Product as required by various Regulatory Authorities to ensure that the Manufacturing Process and the Facility meet the appropriate requirements and comply with cGMP.

1.52  “Process Validation Batch” shall mean a Batch of Commercial Product produced from a process validation run conducted by * hereunder to (i) demonstrate and document the consistency and reproducibility of the Manufacturing Process at the Facility, and (ii) support the Regulatory Approval of both the Product Manufactured and the Manufacturing Process at the Facility each as defined in the Project Plan.

1.53  “Product” shall mean Clinical Product or Commercial Product to be Manufactured by * pursuant to this MSA and any applicable PSA.

1.54  “Product Purchase Commitment” is defined in Section 5.7.

1.55  “Product specific agreement” or “PSA” is defined in Section 2.1.

1.56  “Project Management Team Leader” is defined in Section 3.3.2.

* Confidential material redacted and filed separately with the Commission.

1.57  “Project Plan” shall mean a formal, approved document used to guide both project execution and project control. The primary uses of the Project Plan are to document planning assumptions and decisions, facilitate communication among project stakeholders, and document approved scope, cost, and schedule baselines. The Project Plan will contain the description and overall objectives of the Services for Manufacturing a Product and shall include, among other things: (a) JSC and Core Team membership rosters, (b) change request procedures, (c) details, intentions, and deliverables for Technology Transfer, (d) project schedule, (e) detailed procurement plan, as needed, and (f) project budgets and invoicing plans.

1.58  “PSA Effective Date” shall mean the effective date of any PSA governed by this MSA.

1.59  “Purchase Order” is defined in Section 5.6.

1.60  “Quality Agreement” or “QAG” shall mean that certain quality agreement between the Parties that governs their respective responsibilities related to quality systems and quality requirements for the Product(s) Manufactured hereunder, including quality control, testing and release of such Product(s) at the Facility. Clinical Products and Commercial Products shall have separate forms of QAGs.

1.61  “Quarter” means each period of three (3) consecutive calendar months beginning on January 1, April 1, July 1, or October 1.

1.62  “Raw Materials” shall mean those materials that are used in the Manufacturing Process, including, but not limited to, chemicals, reagents, filters, excipients, disposable consumables, and secondary packaging materials. Raw Materials exclude the Client Materials.

1.63  “Receiving Party” is defined in Section 10.1.

1.64  “Reference Standards” shall mean materials for standards prepared by Client and/or * in accordance with the applicable QAG.

1.65  “Regulatory Approval” shall mean all approvals, licenses, registrations or authorizations thereof of any national, regional, state or local regulatory agency, department, bureau or other governmental entity in any jurisdiction where the Product is marketed or intended to be marketed, necessary for the manufacture and sale of the Product, which manufacturing includes the Manufacturing of the Products at the Facility.

1.66  “Regulatory Authority” shall mean any national (e.g., the FDA), supra-national (e.g., the EMA), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, in any jurisdiction responsible for granting the Regulatory Approval.

1.67  “* Assignable Error” means: negligence, fraud, recklessness, willful misconduct, or material breach of cGMP (if applicable) on the part of employees, consultants, contractors, sub-contractors, agents or representatives of *.

1.68  “Service” or “Services” is defined in Section 2.1.

* Confidential material redacted and filed separately with the Commission.

1.69  “Service Fee” is defined in Section 9.1.

1.70  “Specialized Raw Materials” is defined in Section 5.3.1.

1.71  “Specification(s)” shall mean the observable and measurable characteristics of the Products, Client Materials, or Raw Materials, as the case maybe, and the criteria for their storage, handling, packaging and shipping, which details are provided in documentation as reviewed and approved in writing by the Parties.

1.72  “Standard Operating Procedure(s)” or “SOP(s)” shall mean the standard operating procedures established by and mutually agreed upon by both Parties regarding the Manufacturing Process.

1.73  “Technology Transfer” shall mean the activities by the Parties necessary to Manufacture the Product for Client at the Facility or otherwise conduct the Services, as further described in the applicable PSA and/or Project Plan which may include: (i) transfer of the Client Technology and Client Material from Client to *; (ii) implementation of the Manufacturing Process at the Facility, including establishing a small scale Manufacturing Process model at *; (iii) all Manufacturing Process fit activities, including required small- and large-scale process development and validation work as allocated between the Parties to * and process engineering required to modify / equip, qualify and validate the Facility for the Manufacturing of the Commercial Product; (iv) stability testing, if applicable, for the Product required for licensure; (v) comparability testing to the appropriate reference product, and (vi) regulatory support for all Regulatory Approvals, each as further described in the Project Plan.

1.74  “Term” is defined in Section 15.1.

1.75  “Warehouse” shall mean *.

SECTION 2          RELATED AGREEMENTS AND EXHIBITS

2.1 Product specific agreements. Pursuant to one or more product specific agreements entered into and mutually agreed from time to time by duly authorized representatives of the Parties (“Product specific agreements” or “PSAs”), * will perform manufacturing services for Client as specified in such PSAs and applicable Project Plan and in accordance with the terms and conditions of this MSA (“Services”). Each PSA shall refer to this MSA and contain as applicable (i) a high level scope of work of the Services to be performed under such PSA which describes key activities, (ii) the Product for which * will perform such Services for Client, (iii) a description of the Cell Line; (iv) fees to be paid to * by Client for the Services with a general timing plan for invoicing and a more detailed plan to be in the Project Plan, (v) if the Services pertain to the manufacture of the Product, the number of batches of Product to be manufactured by * and delivered to Client and the Specifications, (vi) any other deliverables, (vii) the * facility where the Services are to be performed, and (viii) the Regulatory Approvals to be obtained by the Parties. Services shall be governed by the terms and conditions of this MSA, the applicable PSA, and any applicable Quality Agreement. In the event of a conflict between a Quality Agreement and either any provision of this MSA or any PSA, the MSA or PSA shall control except with respect to Product quality terms, in which case, the Quality Agreement will control. In the event of a conflict between any provisio of this MSA and the PSA, this MSA shall control, except as otherwise explicitly specified in the PSA.

* Confidential material redacted and filed separately with the Commission.

2.2  Project Plan. Concurrently with the execution of a PSA or within a reasonable time after the PSA effective date, the Parties shall agree upon a Project Plan which will specify in detail scope and schedule of the Services, including Technology Transfer and Manufacture. The Project Plan shall also set forth the JSC members (if applicable), Core Team members, and Project Management Team Leader for the Services as well as the frequency and duration of meetings. The Project Plan may be updated as needed by the mutual agreement of the Client and * and is governed by and incorporated into the applicable PSA by reference. If there is a conflict between the Project Plan and the applicable PSA, the PSA shall control. If any of the assumptions shared in writing by the Parties and on which the Parties have relied in defining the scope of the activities required to effect the Technology Transfer and/or other Services including but not limited to Manufacture, and the associated timeframes, fees, expenditures and costs proves to be invalid, or if for any reason other than a Party’s negligence in planning, it becomes apparent that additional activities are required as part of or in connection with the Technology Transfer and/or other Services including but not limited to Manufacture, the Parties shall (acting reasonably and in good faith) discuss and seek to agree appropriate revisions to the Technology Transfer activities, and associated timelines and pricing.

2.3  Quality Agreement (QAG). The Parties shall agree upon and finalize a Quality Agreement in good faith within a reasonable period time after each PSA Effective Date which shall cover such PSA. No Manufacturing of Products for human use shall be conducted without an agreed upon, applicable QAG.Clinical Products and Commercial Products shall have separate QAGs. The Quality Agreement may be amended from time to time, subject to the JSC’s approval followed by the Parties’ written agreement pursuant to Section 17.9 (if applicable), which is incorporated herein by reference.

SECTION 3           MANAGEMENT OF SERVICE

3.1  General. Each Party will be responsible for its internal decision making process and for reasonably informing the other Party of decisions affecting the Service in a regular and timely manner. Without limiting the foregoing, the Parties shall establish the joint committees or teams set forth herein to advise the Parties on certain matters including, without limitation, Facility modification, Technology Transfer, and optimization of the Manufacturing operation relating to the Product.

3.2  Joint Steering Committee.

3.2.1  Formation and Composition. The applicable Project Plan will set forth a Joint Steering Committee for that Product (the “Joint Steering Committee” or “JSC”) if the Parties mutually agree that such JSC is necessary. The JSC will be a cross-functional committee composed of an equal number of representatives appointed by each of Client and * with each of Client and * having at least three (3) representatives, and with one (1) representative from each of Client and * having oversight for quality activities, and with one (1) representative from each of Client and * having oversight for manufacturing and supply chain activities, including the transfer and implementation of the Manufacturing Process at the Facility. Either Party may replace any or all of its representitives at any time. Such Party shall notify, in writing, of such replacement to the other Party.

* Confidential material redacted and filed separately with the Commission.

3.2.2  Responsibilities. The JSC shall (i) establish and oversee the governance structure for the Service including the formation of any subcommittee hereunder; (ii) monitor any Facility modification and the Technology Transfer and Manufacturing strategy of the Product at the Facility, including strategies for the Regulatory Approval of the Facility to Manufacture the Product; (iii) provide strategic guidance to the Core Team as required by the Project Plan; (iv) conduct high level project stage reviews with the Core Team as required by the Project Plan at appropriate milestones or completion of key deliverables or a sequence of event to review and approve key deliverables, evaluate the Core Team’s progress and performance, all in order to ensure that the Manufacturing Process is being implemented appropriately; (v) advise on and/or resolve business, manufacturing, supply chain, quality, regulatory or other issues unresolved at the Core Team level; (vi) review and recommend for approval by the Parties any changes to the MSA or the applicable PSA; (vii) review and approve changes to the Specifications, analytical methods, the Manufacturing Process, the Facility or equipment as escalated to the JSC by the Core Team or by a Party pursuant to Section 3.6 below; (viii) review completion of the Service; (ix) settle disputes or disagreements unresolved by a subcommittee; and (x) perform such other functions as appropriate to further the purposes of the MSA as determined by the Parties. For the avoidance of doubt, the JSC shall be a reviewing and consultative body, without authority to make decisions not otherwise concurred in by the Parties.

3.3  Core Team.

3.3.1  Formation and Composition. The applicable Project Plan will set forth a Core Team for that Product (the “Core Team”). The Core Team shall be composed of an equal number of representatives from each of * and Client, with up to four (4) representatives appointed by each of Client and *. Such representatives will include the Project Management Team Leaders of Client and * as well as such of their representatives from manufacturing, technical operations, supply chain, quality assurance, quality control, regulatory affairs or other individuals with expertise and responsibilities for those functions required from time-to-time to execute the Facility modification, the Technology Transfer and Manufacturing. Either Party may replace any or all of its representatives at any time. Such Party shall notify, in writing, of such replacement to the other Party.

3.3.2  Appointment of Project Management Team Leader. Each Party shall appoint a Project Management Team Leader (each, a “Project Management Team Leader”) to act as the primary contact for such Party in connection with matters related to the Service. Each Project Management Team Leader, unless otherwise mutually agreed, shall serve as the leaders of the Core Team. A Party may replace its Project Management Team Leader at any time and from time to time for any reason. Such Party shall notify, in writing, of such replacement to the other Party.

3.3.3  Responsibilities. The Core Team shall (i) develop and maintain the Project Plan and monitor, review and manage the Service according to the MSA and applicable PSA; (ii) conduct project stage reviews with the JSC as required by the Project Plan at appropriate milestones or completion of key deliverables or a sequence of event to review key deliverables, review its progress and performance against plans; (iii) develop a change management process to identify, review and recommend any significant changes in the project scope, time, fee or risk to the JSC; (iv)  investigate and resolve business, manufacturing, supply chain, quality, regulatory or other issues arising during the Service;

* Confidential material redacted and filed separately with the Commission.

       (v) review and escalate to the JSC, as needed, changes to the Project Plan or applicable QAG; (vi) review and recommend to the JSC changes to the Specifications, analytical methods, the Manufacturing Process, the Facility or equipment; (vii) coordinate the activities of the Parties relating to the Manufacturing hereunder, including but not limited to: managing the technical operations and quality aspects of routine manufacturing, conducting Product testing technical operations and quality aspects of routine manufacturing, conducting Product testing and release, and managing supply chain activities including shipping and delivery logistics; (viii) report periodically on operation and quality progress and performance; and (ix) perform such other tasks and undertake such other responsibilities as may be specifically delegate to the Core Team by mutual agreement of the Parties. For the avoidance of doubt, the Core Team shall be without authority to make decisions not otherwise concurred in by the Parties.

3.4  Meetings.

3.4.1  JSC. The JSC shall meet by audio or video teleconference or in-person as agreed by the JSC or as necessary to make determinations as required of it. Any member of the JSC may designate a substitute to attend and perform the functions of that member at any meeting of the JSC and each Party may, in its reasonable discretion, invite non-member representatives of such Party to attend such meeting with advance notice to the other Party; provided, however, such non-member representatives are subject to enforceable obligations of confidentiality to the inviting Party.

3.4.2  Core Team. The Core Team shall meet by audio or video teleconference or in-person as agreed by the Core Team. Any member of the Core Team may designate a substitute to attend and perform the functions of that member at any meeting of the Core Team and each Party may, in its reasonable discretion, invite non-member representatives of such Party to attend such meetings with advance notice to the other Party; provided, however, such non-member representatives are subject to enforceable obligations of confidentiality to the inviting Party.

3.4.3  Travel Expenses. Each Party shall be responsible for all of its own expenses of traveling to and participating in any joint committee or team meeting, including the JSC and Core Team.

3.5  Decisions. All decisions of JSC, the Core Team and any other joint committee or team formed under the MSA or any applicable PSA, except as expressly set forth herein, shall be made by the unanimous agreement of its members or their designated representatives, with a Party’s members of designated representatives having, in the aggregate, one (1) vote (with the casting of fractional votes being impermissible), and shall be reflected in written meeting minutes which summarily address topics discussed, delegation of work, schedules and decision of such committee or team. * shall prepare written minutes of the JSC and Core Team within fifteen (15) Business Days of the meeting to which they relate, which shall be subject to approval by the authorized representatives of the Parties; provided, however, no joint committee or team herein may amend or waive any provision of theMSA or applicable PSA, including without limitation, the financial terms set forth in Section 9. The MSA or any PSA may be amended, and provision of the MSA or any PSA may be waived, pursuant to Section 17.9 only.

* Confidential material redacted and filed separately with the Commission.

3.6  Disputes.

3.6.1  General. In the event that the Core Team and any other joint committee or team formed under the MSA or any applicable PSA, is unable, despite the good faith efforts of all members, to resolve a disputed issue that is within the purview of such joint committee or team within ten (10) Business Days of meeting request by either Party, the disputed issue shall be referred immediately by such joint committee or team to the JSC. If the disputes still cannot be resolved within an additional twenty (20) Business Days of meeting request by the JSC, the matter may be handled in accordance with Section 16.

3.6.2  Project Management Team Leaders. Subject to Section 3.6.1, the Project Management Team Leaders (or their respective designees) will in good faith attempt to mutually resolve in a timely fashion any disagreement with respect to the Service hereunder, which could reasonably affect the quality of the Manufacturing of the Product, including without limitation, the related management processes and operations, control of production planning and scheduling, prioritization decisions, allocation of resources, timing of in-process and release testing, oversight of auxiliary facilities (e.g., in-process tests that need to be conducted at laboratories other than those at the Facility), Facility modification, the Technology Transfer, registration and troubleshooting decisions, and any other matters relating to implementation of the Manufacturing Process and the Manufacturing of the Product hereunder.

SECTION 4             SERVICES

4.1  Services. During the Term, in accordance with and subject to the terms and conditions set forth in this MSA, applicable PSA, and the applicable QAG, * shall provide the Services to Client relating to the Product(s). * shall at all times make Commercially Reasonable Efforts to complete the Services in accordance with the timelines set forth in the applicable PSA. Except as otherwise expressly set forth in the MSA, applicable PSA, or the applicable QAG or as otherwise mutually agreed in writing by the Parties, * shall be responsible at its own cost and discretion for operating and maintaining the Facility.

4.2  Compliance with Applicable Law. Subject to the provisions of Section 6 below, * shall maintain the Facility in accordance with cGMP and in such condition as will allow * to Manufacture the Products in accordance with the terms of the MSA and the applicable QAG. * shall perform the Services under the MSA in conformance with cGMP, if applicable, any requirements of the Regulatory Authorities that shall be mutually agreed upon by the Parties, and all Applicable Laws.

4.3  Project Personnel. * shall adequately staff the Facility with personnel necessary (including consultants and contractors), who have sufficient technical expertise by virtue of training and experience to perform its obligations under the MSA and any applicable PSA. Notwithstanding anything to the contrary and in addition to the JSC and Core Team meetings described in Section 3 above, Client and * may arrange for core project personnel to have regular meetings, which shall be by audio or video teleconference. The Project Plan shall specify the frequency and duration of such meetings; provided that the associated costs for meetings requested solely by Client in excess of the number set forth in the Project Plan shall be passed through to Client by *, unless such meeting is for the purpose of addressing a deficiency in Manufacturing caused by * Assignable Error or assessing remediation thereof.

* Confidential material redacted and filed separately with the Commission.

4.4  Subcontract. * may subcontract any portion of the Services without approval from Client; provided, however, that * will not subcontract or otherwise engage subcontractors or other third party agents to manufacture, conduct quality control testing, or perform Services directly related to manufacturing or quality control testing without the prior written approval of Client, which shall not be unreasonably withheld, conditioned, or delayed. Notwithstanding any subcontracting, * shall be primarily obligated to Client for any subcontracted services as if it were providing the Services itself, and shall be jointly and severally liable to Client for the performance of any such Service. The preceding sentence is not meant to nor shall it be construed as altering or eliminating any mutually agreed upon limitations of liability contained within this MSA or any applicable PSA. Every subcontractor or other third party agent of * performing pursuant to this Section 4.4 shall be required by * to agree in writing to comply with relevant portions of this MSA, together with pertinent PSAs and QAGs. For the avoidance of doubt, * shall not directly or indirectly use on its own behalf or through any subcontractor, other vendor or any third party in the performance of this MSA or any PSA, any invention, technology, data or information that would require Client to obtain a license from * not otherwise granted pursuant to this MSA or an applicable PSA, or obtain a license from any such subcontractor, vendor or third party a license in order to make, have, made, use, offer for sell, sell, import or otherwise exploit any Product, unless Client has agreed in advance in writing.

4.5  Development and Manufacturing Site. Except as is provided in Section 4.4 or otherwise agreed by Client, all Services shall be performed by * at the Facility.

4.6  Access to the Facility.

4.6.1  * shall accommodate visits by Client personnel in the Facility during operational hours during the Term, upon Client’s request, to coordinate, expedite and guide the Service. Client will provide * with written notice at least one (1) month prior to any visit, and the Parties shall decide on a mutually agreeable date, duration, visitor list, and agenda prior to the visit. Additionally, Client may, at no cost to *, request up to two (2) of its personnel to be on-site at the Facility to observe and consult with * during the performance of Services under this MSA and such additional personnel in such numbers as deemed necessary by Client shall be accommodated upon mutual agreement. * shall make reasonable efforts to provide such Client personnel working space and access to guest wireless connections. All applicable out- of-pocket expenses associated with such on-site Client personnel shall be passed through to Client by *.

4.6.2  While at the Facility, all such Client personnel shall have reasonable access to all areas as are relevant to *’s performance of the Service hereunder, provided that * may reasonably restrict Client personnel’s access to those portions of the Facility as it deems reasonably necessary for safety, confidentiality and cGMP, and visitors admitted pursuant to this Section, upon request of *, shall comply with * policies and procedures as they apply to * personnel generally while at the Facility.

* Confidential material redacted and filed separately with the Commission.

4.7  Manufacturing Documentation. * shall maintain in the English language, complete, true and accurate Manufacturing Documentation, and shall keep them in strict confidence and shall not use them for purposes other than providing or performing the Service or other obligations hereunder. * shall maintain all such Manufacturing Documentation for at least that period specified in the applicable QAG or such longer period as may be required by Applicable Law. Upon written request of Client and at mutually agreeable times, Client shall have the right to review Manufacturing Documentation, including the Batch Records, at the Facility as further defined in the applicable QAG; provided, however, * shall not delay any such request of Client for more than fifteen (15) Business Days. Client may also request scanned or printed copies of such Manufacturing Documentation, but shall be responsible for reasonable costs associated therewith. * shall record and maintain such records, data, documentation and other information in the language as so required in the applicable QAG or as so required by a Regulatory Authority and in compliance with Applicable Law, or as otherwise may be set forth in an applicable PSA. The form and style of Batch documents, including, but not limited to, Batch production records, lot packaging records, equipment set up control, operating parameters, and data printouts, raw material data, and laboratory notebooks are the exclusive property of *. Notwithstanding anything to the contrary, * SOPs not specific to the Client’s Products may be provided to Client for on-site review if deemed necessary by both * and Client. Such SOPs cannot be removed from the * premises, copied, photographed or otherwise replicated, but to the extent required for filing in connection with any Regulatory Approval related to a Product including, but not limited to, an IND, BLA or MAA, * will file, maintain and update such SOPs with appropriate Regulatory Authorities by means of a Drug Master File, Common Technical Document or other means by which such SOPs may remain confidential, but available by reference to Client to effect Regulatory Approvals, and * shall formally authorize such reference.

SECTION 5                SERVICE DESCRIPTIONS

5.1  Technology Transfer Requirements. The Parties shall make their personnel available at the Facility to enable the transfer and implementation in accordance with the Project Plan. Client shall transfer to and grant * the limited license set forth below in Section 11.2 in respect of the Reference Standards, Client Technology, Client Materials, and Cell Line In the event that Client agrees to utilize *, Client agrees that (a) in the event of any relevant change that affects a Client user’s authorization to use such portal, Client shall promptly notify * so that * may disable their usernames and remove / change passwords in order to secure the * Portal and (b) Client shall ensure that all of Client’s users have up-to-date antivirus software installed on the computer devices used to access such portal.

5.2  Facility Modification and Equipment. Except as otherwise specifically provided herein to the contrary, and upon mutual agreement of the Parties, Client and * will agree on what equipment in the Facility is necessary to perform the Services, and if it is necessary or Client deems it necessary to procure additional equipment beyond that which is in the Facility as of the applicable PSA Effective Date, the Core Team shall determine equitable allocation of costs including, as applicable, procurement, validation, installation, maintenance, commissioning, and decommissioning/validation (which determination shall be escalated to the JSC if in dispute). Thereafter, if any additional equipment is necessary at the request of Client, such costs shall be dealt with by the Change provisions of this MSA. * shall modify the Facility and engineer, procure, install, commission, test, qualify, troubleshoot and validate necessary equipment and instruments in order to accommodate Manufacture of the Product at the Facility, as further described in the Project Plan and applicable QAG. Except as provided in this Section 5.2 or any applicable PSA, the Facility, Warehouse and all the equipment shall be maintained, tested, validated, calibrated and qualified for their intended uses by * at *’s expense. For the avoidance of doubt, it shall be the responsibility of * to effect such changes at the Facility including, but not limited to changes in equipment, as are required by changes in laws, rules or regulations related to the manufacture, handling, storage, packaging and disposal of biologics generally, compliance therewith being necessary in order for * to hold itself out as a qualified manufacturer of biologics for human use. It shall be the responsibility of * to obtain, maintain and pay all costs associated with establishment licenses required for the Facility, the Warehouse and any other facilities used by * in the performance of its obligations under this MSA and any applicable PSA.

* Confidential material redacted and filed separately with the Commission.

5.3  Raw Materials.

5.3.1  Management. * shall procure and maintain a reasonable quantity of the Raw Materials, required for the Services in accordance with the MSA and any applicable PSA, as further described in the applicable QAG. On a per-Product basis, the Core Team shall finalize the categorization of the Raw Materials into Raw Materials which shall be used for that specific Product only (“Specialized Raw Materials”), Raw Materials which can be used across multiple products and/or customers (“Common Raw Materials”), and Raw Materials which will not be charged on a cost-plus basis to the Client, and shall attach such list to the applicable PSA. Such list of Common Raw Materials and Specialized Raw Materials may be amended from time to time, subject to the Parties’ approval. Prior to the commencement of Manufacture, the Core Team shall agree on estimates for quantities of Raw Materials anticipated to be consumed in the Manufacture of each Batch. Although * will make Commercially Reasonable Efforts to use no more than those amounts, * will not be responsible for Raw Materials used in excess of the agreed-upon estimate; provided, however, that * shall be responsible for any such excessive use, loss, spoilage, or waste of such Raw Materials caused by an * Assignable Error. In order to become effective, *’s reasonable strategies regarding Raw Material safety stock and sourcing from qualified vendors shall be agreed upon by Client. In the event * is not able to utilize any capacity reserved to Manufacture Product according to an agreed-upon forecast or manufacturing plan due to Client’s failure to agree to such reasonable strategies, then Client shall be responsible for the costs of such reserved capacity regardless of whether it is utilized or not.

5.3.2  Data Transfer. Client and * shall agree on the Specifications for the Raw Materials, including without limitation analytical methods, supplier information including supplier site information, and other information concerning the stability, storage, and safety thereof that are available and required for the Manufacturing hereunder, as further described in the applicable QAG.

* Confidential material redacted and filed separately with the Commission.

5.3.3  Testing and Evaluation. * or vendors qualified by * shall perform all testing and evaluation of the Raw Materials as required by the Specifications for the Raw Materials and the cGMPs, as further described in the applicable QAG, if applicable. * shall not release any Raw Materials from quarantine that do not meet their Specifications or are not otherwise suitable for cGMP use.

5.3.4  Storage.   * shall secure sufficient and suitable cGMP storage facilities and/or equipment at the Facility that meet the Specifications for storage of the Raw Materials. * shall preserve and protect the Raw Materials from loss and damage while in *’s possession, consistent with reasonable technical and business judgment, the Specifications and any relevant SOPs or other instructions provided by Client; provided however, * shall be responsible for loss of Raw Materials after receipt by * and prior to Manufacture only in cases of * Assignable Error or breach of this Section 5.3.4. In all other cases, Client shall be responsible for the risk of loss of the Raw Materials. Upon obsolescence, or upon expiration or earlier termination of a PSA, Client shall be responsible for the loss of Raw Material purchased in reliance on a Purchase Order, Firm Period, or Binding Year which Client fails to honor and * cannot reasonably otherwise utilize such Raw Material.

5.3.5  Service Fee Related to Raw Material. Common Raw Materials and Specialized Raw Materials will be charged on a cost-plus basis to Client in accordance with Sections 9.1(ii) and 9.2.2, subject to any changes in the scope of work.

5.4  Client Materials.

5.4.1  Management. Client shall provide to * free of charge, either by itself or through its third party supplier, Client Materials in amounts reasonably necessary to carry out the Services as agreed by the Parties. The applicable PSA shall set forth the exact timing of such provision of Client Materials to *. * shall make Commercially Reasonable Efforts to import the Client Materials to the Republic of Korea in a timely manner, provided that Client provides reasonable assistance. The title to such Client Materials shall remain at all times with the Client. Prior to the commencement of Manufacture, the Core Team shall agree on estimates of quantities for Client Material anticipated to be consumed in the Manufacture of each Batch. Although * will make Commercially Reasonable Efforts to use no more than those amounts, * will not be responsible for Client Materials used in excess of the agreed-upon estimate; provided, however, that * shall be responsible for any such excessive use, loss, spoilage, or waste of such Client Materials caused by an * Assignable Error, and further provided that * shall not be liable for the monetary value of Cell Line loss if it complied with risk mitigation measures to protect the Cell Line, as reasonably agreed to by the Parties and set forth in the Quality Agreement. In order to become effective, *’s reasonable strategies regarding Client Material safety stock and sourcing from qualified vendors shall be agreed to by Client. In the event * is not able to utilize any capacity reserved to Manufacture Product according to an agreed-upon forecast or manufacturing plan due to Client’s failure to agree to such reasonable strategies, then Client shall be responsible for the costs of such reserved capacity regardless of whether it is utilized or not.

* Confidential material redacted and filed separately with the Commission.

5.4.2  Data Transfer. Client shall provide * with the Specifications of the Client Materials, including without limitation analytical methods, supplier information, and other information concerning the stability, storage, and safety thereof that are available and required for the Manufacturing hereunder, as further described in the applicable QAG.

5.4.3  Testing and Evaluation. * shall perform testing of the Client Materials in accordance with the applicable QAG and/or Client’s instruction prior to the performance of the Manufacturing hereunder, in order to determine whether such Client Materials meet the Specification described in the applicable QAG (if applicable). * shall inform Client of (a) any damage to the Client Materials received that is visually obvious (e.g., damaged or punctured containers and temperature monitoring results outside of predetermined Specifications) within five (5) Business Days after *’s receipt of the Client Materials and (b) any non-conformance of the Client Materials to Specification either: (i) within sixty (60) calendar days after *’s receipt of the Client Materials or (ii) if release testing of Client Materials is not to be performed until it is needed for Manufacture, within sixty (60) calendar days after such release testing is performed; or (iii) as is otherwise agreed between the Parties. If, prior to performing any Service on the Client Materials, * determines that such Client Materials are defective or damaged, * shall not perform the Service on such Client Materials and shall follow Client’s written instructions regarding disposal or return of such Client materials to Client, such disposal or return to be at Client’s discretion and cost.

5.4.4  Storage.   * shall secure sufficient and suitable cGMP storage facilities and/or equipment at the Facility that meet the Specifications for storage of reasonable quantities of Client Materials in light of quantities of Product anticipated to be Manufactured. * shall preserve and protect the Client Materials from loss and damage while in *’s possession, consistent with reasonable technical and business judgment, the Specifications and any relevant SOPs or other instructions provided by Client; provided that * shall only be liable for loss and damage after receipt/acceptance by * and prior to Manufacture in cases of * Assignable Error or breach of this Section 5.4.4. In all other cases, Client shall be responsible for the risk of loss of the Client Materials.

5.4.5  Service Fee Related to Client Material. Handling fees relating to the Client Material will be charged to Client in accordance with Sections 9.1(iii) and 9.2.3.

5.5  Forecasts.  For each Commercial Product, the Parties shall determine a mutually agreeable mechanism for forecasting of each Product, which shall be detailed in writing and attached to each relevant PSA. For Clinical Product, the Parties shall agree upon the number and schedule of Batches to be Manufactured by * in the applicable PSA.

5.6  Purchase Orders. For each Clinical Product or Commercial Product, Client shall notify * in a binding form and procedure to be agreed upon in the applicable PSA requesting a specific amount of Product to be Manufactured (a “Purchase Order”).

5.7  Product Purchase Commitment. As further set forth in a PSA, during the Term the Parties may agree that Client will purchase a minimum quantity of batches of a certain Product in a given year (a “Product Purchase Commitment”).

* Confidential material redacted and filed separately with the Commission.

5.8    Batch Failure during Manufacture.

5.8.1  If, during Manufacture of a Batch and prior to *’s Batch release, the Core Team determines that a Batch is Non-Conforming Product (a “Batch Failure”), * shall take Commercially Reasonable Efforts to promptly Manufacture (except to the extent prohibited by cGMP or applicable QAG) and deliver to Client a replacement Batch on a date to be mutually agreed by the Parties, which Batch shall be invoiced and paid for as if it were the failed Batch (i.e., Client shall only be invoiced for the Batch conforming to the Specifications and Manufactured in compliance with cGMP, and actually delivered). Client shall be responsible for the costs and fees of the Raw Materials and Client Materials for the replacement Batch as if it were the failed Batch (i.e., Client shall only be invoiced the applicable cost of the Raw Materials and Client Materials actually used to Manufacture the conforming, cGMP compliant replacement Batch). Client shall use Commercially Reasonable Efforts to ensure that * has adequate Client Materials to Manufacture such Batches and Client’s failure to provide such Client Materials shall relieve * of its obligations to provide a remedy pursuant to this Section 5.8. The remedies contained in Section 5.8 of this MSA shall be the sole and exclusive remedies of Client regarding a Batch Failure and a Batch Failure shall not constitute a material breach of this MSA or a PSA unless * fails to provide the remedies contained in this Section 5.8.

5.8.2  The Parties shall conduct a root cause analysis (including an analysis of whether the Batch Failure was the fault of *, Client, neither or both) of the Batch Failure, which shall be done through *’s deviation process and which result will be reviewed and confirmed by the JSC. If either the Core Team does not agree on the Batch Failure root cause, and the JSC does not agree on the results of the Core Team’s Batch Failure root cause analysis, the Parties shall refer review of such root cause analysis to an independent mutually agreed-on laboratory or firm with international repute, acting as a neutral arbiter, to conduct a root cause analysis of the Batch Failure. The costs of the independent laboratory will be borne by the Party responsible for the Batch Failure, as determined by the independent laboratory, whose written decision shall be binding on the Parties. If the independent laboratory is paid in advance of a final written determination, the Parties shall share equally such expense, and the Party at fault shall reimburse the other Party for its share of any such expenses paid after there has been a final written determination made by the independent laboratory.

5.8.3  The PSA applicable to such Product Batch Failure shall set forth responsibility among the Parties for the following costs in the event of a Batch Failure: (1) the * Service Fee to Manufacture the failed Batch; (2) *’s costs to procure the Raw Materials used in the failed Batch plus applicable * handling fees associated with such Raw Materials; (3) * handling fees associated with the applicable Client Materials used in the failed Batch; and (4) Client’s cost to procure the Client Materials (which shall not include Cell Line) used in the failed Batch which amount is to be calculated based on the actual replacement value (as opposed to the market value) of such materials as supported by reasonable documentary evidence by Client.

5.8.4  In the event that any of the foregoing procedures results in a Batch being delivered in a different year than the year in which the original Batch was ordered for delivery by Client, the Service Fee for such re-Manufactured Batch shall be the Service Fee in effect in the Year in

* Confidential material redacted and filed separately with the Commission.

which such re-Manufactured Batch is actually delivered by * unless the root cause analysis determined the Batch Failure resulted from * Assignable Error, in which case, the Service Fee in effect at the time of the Purchase Order for the failed Batch shall apply.

5.9  Storage, Packaging and Delivery.

5.9.1  Service Deliverables other than Products.  Storage, packaging and delivery of the Service deliverables other than Products Manufactured hereunder shall be made in accordance with the terms of this MSA, applicable PSA, Project Plan, applicable QAG and the Applicable Laws.

5.9.2 Products.

  (a) Release by * and Acceptance by Client.

                      (i) * shall perform all testing in accordance with the Specifications of the Product and release the Product in accordance with the terms of the applicable QAG. Upon such release * shall deliver to Client a copy of the Manufacturing Documentation in support of the *’s release of the Product for each Batch (“Batch Related Documents”), including a Certificate of Analysis and Certificate of Compliance, in accordance with the applicable QAG;

                      (ii) Acceptance of Product. Client will complete the Acceptance Procedure and determine the acceptability of such Product in accordance with the applicable QAG and notify * of the result within the latter of thirty (30) Business Days of *’s release of Product or Client’s receipt of the Batch Related Documents. Upon Client’s acceptance, * will have no liability for such Product once entrusted to the carrier (the Parties shall use good-faith efforts to minimize the time-period between Client’s acceptance and *’s delivery to the carrier), except as set forth in Section 5.9.2(a)(iv) regarding Latent Defects. If Client does not reject such Product within the thirty (30) Business Day period, the Product will be deemed to have been accepted by Client and * will have no liability for such Product once entrusted to the carrier (the Parties shall use good-faith efforts to minimize the time-period between Client’s acceptance and *’s delivery to the carrier), except (A) as set forth in Section 5.9.2(a)(iv) regarding Latent Defects or (B) due to a breach of *’s obligations with regard to (I) handling or storage or (II) the Specifications insofar as they relate to packaging and shipping.

(iii) Non-Conforming. If, during the Acceptance Procedure, any Product is determined by Client or * as Non-Conforming Product, at the option of Client, * shall take Commercially Reasonable Efforts to promptly Manufacture replacement Product (except to the extent prohibited by cGMP or applicable QAG) and deliver to Client the quantity of the Product equivalent to the quantity of Non-Conforming Product on a date to be

* Confidential material redacted and filed separately with the Commission.

mutually agreed by the Parties and such replacement Batch shall be invoiced and paid for as if it were the original Non-Conforming Product. If * does not confirm the non-conformity, the Parties shall refer to an independent and mutually agreed-on laboratory or firm with international repute to test the disputed Product. The costs of the independent laboratory will be borne by the Party responsible for the Batch Failure, as determined by the independent laboratory, whose written decision shall be binding on the Parties. If the independent laboratory is paid in advance of a final written determination, the Parties shall share equally such expense, and the Party at fault shall reimburse the other Party for its share of any such expenses paid after there has been a final written determination made by the independent laboratory. Section 5.9.2(a) (i) and (ii) shall apply to such replaced Product mutatis mutandis. Responsibility for the costs of such Non-Conforming Product shall be as if such Non-Conforming Product is a Batch Failure and Section 5.8.2 – 5.8.4 shall apply to such Non-Conforming Product mutatis mutandis. The remedies contained in this Section 5.9.2 shall be the sole and exclusive remedy of client for Non-Conforming Product.

(iv) Latent Defect. At any time after completion of review of the Batch Related Documents, if Client finds any hidden defects of the Product which could not have been reasonably discovered through the review of the Batch Related Documents (“Latent Defect”), Client shall promptly give notice of such claim in writing to *. In such case, if Client proves the Latent Defect is solely due to * Assignable Error, the above Section 5.9.2(a)(iii) and Section 13.1 shall apply. If no written claim for Latent Defect of the Product is received by * within one (1) month from Client’s discovery of the Latent Defect, the Product shall be deemed as irrevocably accepted. Notwithstanding anything to the contrary; such claim for Latent Defect must be made within a time period to be set forth in the applicable PSA, but in no event after the expiration date of the Product. For the avoidance of doubt, a Latent Defect is a defect in existence at the time of completion of the Acceptance Procedure.

(b)  Delivery. Shipping conditions, title transfer to Client and risk of loss for the Product Manufactured hereunder shall be *. The Parties further agree as follows:

(i) At the time of *’s release of the Product and prior to each pick-up by Client or Client’s designated carrier, * shall propose to Client a delivery schedule of the Product, in order for the Parties to agree on it in advance for each pick- up. * shall schedule Delivery with the carrier selected and paid for by Client; Client shall compensate * for storage costs for the Manufactured Product stored with * for more than sixty (60) calendar days following release, as set forth in the applicable PSA;

(ii)  * shall not deliver the Product until it has been instructed to by Client in accordance with the applicable QAG. Client shall confirm specific delivery instructions with * prior to * release. Upon *’s release of Product, * shall store the Manufactured Product as described in Section 5.9.2(c) and Client shall compensate * for storage costs for the Manufactured Product stored with * for more than sixty (60) calendar days following release, as set forth in the applicable PSA;

* Confidential material redacted and filed separately with the Commission.

(iii) * shall provide Client with invoice, packing lists, supporting export documents as specified by Client by separate delivery and shipment documentation instructions, together with each shipment of the Product (or such other deliverables); and

(iv) In cooperation with Client and subject to the delivery schedule agreed by the Parties, * shall adhere to the first-expire-first-out (FEFO) principle in shipping all released Product.

(c)   Storage, Packaging and Shipping Container.

(i) Pursuant to the terms of this MSA and any applicable PSA, * shall store the Products Manufactured hereunder.

(ii) * shall store, package, label and prepare shipment according to the Specifications for the Product Manufactured hereunder, the applicable QAG and the SOPs, and using storage and/or shipping containers determined in the applicable PSA.

(iii) If Client does not direct * to prepare Manufactured Product to be picked up by Client or Client’s designated carrier with a pick-up date within sixty calendar (60) days of Client’s receipt of the Batch Related Documents, * shall store the Product at the Warehouse and Client shall pay storage fees to * as set forth in Section 9.1 for the period of storage at the Warehouse in excess of sixty (60) calendar days from release until the actual delivery date, in accordance with the applicable PSA.

(iv) * shall store and handle all Manufactured Product in accordance with applicable storage and handling Specifications, including all times when * and Client agree that * shall store Manufactured Product per Section 5.9.2(c)(iii), but shall have no obligation regarding risk of loss and damage of Manufactured Product in its possession unless such loss or damage resulted from *’s negligence or willful misconduct.

5.10    Supply Interruptions. On a PSA by PSA basis, the Parties will discuss appropriate steps to alleviate any expected or actual shortfall in Manufactured Product. The Parties may agree on a PSA by PSA basis, in what events, if any, such a supply failure could constitute a material breach of this MSA or a PSA.

* Confidential material redacted and filed separately with the Commission.

SECTION 6 CHANGES TO THE SPECIFICATIONS, ANALYTICAL METHODS, MANUFACTURING PROCESS, FACILITY OR EQUIPMENT

6.1  Approval for Change.  * shall not make any change to the Manufacturing Process, the Services, or the Specifications (a “Change”), without the prior written consent of Client in accordance with the applicable QAG.

6.2  Changes Required by cGMP, Regulatory Authorities or Requested by Client. Except as otherwise expressly set forth to the contrary in the applicable QAG, in the event that cGMP, a Regulatory Authority, Applicable Law, or any other regulatory or legal authority requires, or Client requests, a Change, * shall accommodate such requirements or requests, subject to the following:

(a) Client shall promptly notify * in writing of the required and/or requested Change(s), and provide information necessary for * to evaluate the effect of such Change(s); provided, however, in the event * first learns of a required Change it shall notify Client thereof in writing, and * shall promptly advise Client as to any (i)  additional equipment required, modifications to the Facility or equipment, and/or additional equipment and the Facility qualification and validation requirements; (ii) Manufacturing Process development, transfer, scale-up, testing, qualification, or validation requirements; (iii) regulatory requirements pursuant to such Changes; (iv) changes to the Manufacturing scheduling and/or Product delivery schedule; and (v) other impacts on the Facility or *’s ability to manufacture products (including the Products) in the Facility, if any, which may result from such Change(s). The notification and formal approval procedure of such Changes shall be in accordance with the applicable QAG (i.e., change control procedures) (if applicable). The Parties shall meet in a timely manner to identify and discuss such Changes as appropriate;

(b) Prior to implementation of any such Change(s), *, subject to Section 5.2, shall provide Client with an estimated plan and budget of the reasonable and necessary costs that would be incurred by * as a result of the implementation of any such Change(s), including, but not limited to for (i) process and analytical development; (ii) equipment and/or the Facility modifications, qualification, validation, maintenance, and decommissioning/disposal; (iii) process and analytical validation; (iv) document revisions or changes, the Facility, equipment, and system modifications or changes; (v) additional stability testing; and (vi) preparing submissions to Regulatory Authorities (collectively, the “Implementation Plan and Budget”). Following review and approval by Client of such Implementation Plan and Budget, subject to the Core Team’s approval and agreement followed by the Parties’ written agreement pursuant to Section 17.9 (if applicable), * shall commence implementation of such Change(s);

(c) During any such implementation, * shall provide Client with regular updates on the progress of implementation. Subject to any timeframe imposed by Applicable Law, * shall exercise Commercially Reasonable Efforts to implement the Change according to the Implementation Plan and Budget’s target completion date. * shall provide written notice to Client if * becomes aware of any cause which may create delay with the implementation of Changes. Following any such notice, both Parties shall discuss an amendment of Implementation Plan and Budget; and

* Confidential material redacted and filed separately with the Commission.

(d) Upon the approval of the Implementation Plan and Budget for Change(s), both Parties shall negotiate in good faith to determine the allocation of the costs incurred by * for the implementation of any such Change(s) between the Parties, in accordance with the following principles:

(i) the costs for the general Facility Changes required by cGMP, any Regulatory Authority, or any Applicable Laws related to the maintaining the Manufacturing Facility by * as set forth in Section 7.2, shall be borne by *, provided that where the Change relates exclusively or partially to the Manufacture of Product in which case the costs shall be borne by Client fully or proportionally, respectively;

(ii) the costs for the Changes other than (i) above, and requested by Client and required uniquely to the Manufacture of the Product and beneficial solely to Client shall be borne by Client; and

(iii) the costs for the Changes other than (i) and (ii) above shall be discussed in good faith by the Parties to achieve equitable allocation of costs.

SECTION 7    REGULATORY APPROVALS AND INSPECTIONS.

7.1  Regulatory Approvals. * shall provide reasonable assistance and cooperation in order for Client to obtain and maintain the Regulatory Approvals. The direct costs and fees associated with such assistance and cooperation, to the extent not detailed in the MSA or PSA shall be borne by Client, or as otherwise mutually agreed between the Parties. As specified in the applicable PSA, the Parties shall agree on which Regulatory Approvals are to be obtained.

7.2  Regulatory Approvals for the Facility. * shall obtain and continuously maintain all approvals, licenses, registrations or authorizations of any federal, state or local regulatory agency, department, bureau or other governmental entity (other than the Regulatory Approvals, which will be obtained or maintained by Client) that are required to Manufacture and ship the Product at the Facility and perform the Services including, but not limited to, cGMP Manufacture.

7.3  Regulatory Inspections.  * shall facilitate on-site inspections of the Facility conducted by Regulatory Authorities. * shall notify Client according to the applicable QAG provisions of any contacts or inquiries by the Regulatory Authorities, including inspections, Pre-Approval Inspections, sample requests, and written correspondence and its result, related to the Manufacture of Product by * at the Facility, as further defined in the applicable QAG. Any direct expenses or costs incurred by * for such inspections including Pre-Approval Inspections at the Facility shall be borne by Client. Unless prohibited by the pertinent Regulatory Authority, Client shall be entitled to witness any inspection or audit by a Regulatory Authority of the Facility or Warehouse related to the Manufacture of Product by * at the Facility. Further, Client shall be entitled to attend, as an observer, any wrap-up meeting between * and a Regulatory Authority related to such an inspection related to the Services or the Manufacture of Product by * at the Facility. * shall timely provide Client with a copy of any Form 483, inspection report or regulatory letter issued by a Regulatory Authority, and shall provide Client a meaningful opportunity to review and comment upon any response of * thereto. Client’s comments in such regard shall be considered in good faith and be given due regard by * in formulating any proposed response to a Regulatory Authority.

* Confidential material redacted and filed separately with the Commission.

 7.4  Regulatory Support. During the Term, * will assist Client with all regulatory matters relating to Services and Manufacture and review the Common Technical Document pertaining to the Products, as it relates to Chemistry, Manufacturing and Controls, and make such corrections as are necessary to accurately reflect the Products, in each case at Client’s request and reasonable expense; provided, however, * shall review and correct such documents as they relate to * activities at no charge to Client (updates will be made with respect to regulatory filings for which Client has engaged * and paid the associated flat rate fees for support). In addition, * will maintain at *’s expense, the relevant Drug Master File, including any updates thereto, and shall provide a letter authorizing Client to reference *’s Drug Master Files on file with the FDA and other Regulatory Authorities in connection with the pursuit of Regulatory Approval for the Products.

SECTION 8                    QUALITY COMPLIANCE

8.1  Quality Agreement.  Both Parties shall adhere to the provisions of the applicable QAG and the Parties agree that all elements of quality assurance, quality control and the like shall be governed by the terms and conditions of the applicable QAG. In the event of a conflict between the MSA and the applicable QAG, the MSA shall prevail over those of the applicable QAG with the exception of Product quality-related matters, cGMP and related regulatory requirements in which case, the terms of the applicable QAG shall prevail.

8.2  Responsibility for Recalled Product.  For a Commercial Product, either Party shall notify the other Party as soon as practicably possible if any Commercial Product is the subject of a threatened or actual recall by a Regulatory Authority, (a “Recall”) which may be attributable to any Service or Manufacture by or on behalf of * hereunder. Client shall be responsible for conducting all Recalls and shall make all decisions regarding, and in all events shall have sole authority for, conducting any recalls, market withdrawals or corrections with respect to the Product and * shall at all times exercise Commercially Reasonable Efforts to provide its assistance and cooperation to Client in conducting such Recalls to the extent the Recall arises out of *’s Manufacture of Product. Details regarding the roles and responsibilities of the Parties in regard to Recalls are set forth in the applicable QAG. If such Recall results solely from * Assignable Error, * shall be responsible for direct and documented out-of-pocket costs associated with such Recall subject to the limitation of liability sections of the PSA applicable to such Recalled Product and, subject to written instructions of Client to the contrary, will use its Commercially Reasonable Efforts to replace the Recalled Products with new Products, contingent upon the receipt from Client free-of-charge of all Client Materials required for the Manufacture of the replacement Product. If * is unable to replace the Recalled or returned Products (except where this inability results from a failure to receive the Client Materials), then * shall credit to Client the price that Client paid to * for Manufacturing and Services for the affected Products. In all other circumstances, Recalls will be made at Client’s cost and expense. The provisions of this Section 8.2 shall not apply to any Clinical Product and shall be Client’s sole and exclusive remedy with respect to a Recall due to the delivery of Non-Conforming Product.

* Confidential material redacted and filed separately with the Commission.

For the purpose of this Section, Recall expenses shall not include the value of the Product that is the subject of such Recall or any loss of reputation or good will, or lost profits or any other costs or expenses not associated with the Product that is the subject of the Recall. If * and Client cannot agree which Party is at fault or whether a Recall was reasonably beyond the control of the Parties, then an independent third party technical expert of international repute, acceptable to both Parties, shall be designated to make such determination. The designated technical expert shall not be an employee, consultant, officer, director or shareholder of, or otherwise associated with, or have been retained during the prior five (5) years by, or be retained during the ensuing five (5) years, by *, Client or their respective Affiliates. The technical expert’s determination will be, in the absence of fraud or manifest error, binding and conclusive upon the Parties. The cost of designating such technical expert shall be borne by the Party determined at fault, and if neither Party is determined to be at fault, then the cost of such technical expert shall be borne by both Parties in equal proportion.

8.3  Records & Audit.

8.3.1  Audit by Client. Upon Client’s request, but no more than once per year, * shall accept an audit of the Facility and, if necessary in the judgment of Client, the Warehouse, by Client and allow Client to inspect and audit the Facility and, if necessary in the judgment of Client, the Warehouse, and Manufacture of the Product solely to ascertain compliance by * with the terms of this MSA or any applicable PSA; provided, however that in the event Client uses a designee, * must provide prior written consent, which shall not be unreasonably withheld, conditioned or delayed. * shall be reimbursed for its reasonable costs for audits beyond the audit described in the first sentence of this Section 8.3.1, except for audits conducted to measure corrective action or remediation following a finding of deficiency either by Client in a previous audit or by a Regulatory Authority or as is contemplated by Section 8.3.2(ii). Client shall not be limited in the number of its audits conducted to measure corrective action or remediation, and such audits shall not count against the limit expressed in the first sentence of this Section 8.3.1. * will make Commercially Reasonable Efforts to require vendors or subcontractors to accept an audit or visit to their facilities by Client upon similar notice as described in Section 8.3.2 below.

8.3.2  Audit Notice. Client shall provide * with a written notice at least three (3) months prior to the initiation of the audit of the Facility and, if necessary in the judgment of Client, the Warehouse, set forth in Section 8.3.1, which shall be conducted on a mutually agreeable date and time, and with a mutually agreed duration, agenda, and number of attendees, which in the case of Client shall not be limited to less than three (3) without the consent of Client. Notwithstanding the foregoing, if the audit is required for cause (i) due to safety reasons or other reasons that necessitates immediate audit of or visit to the Facility or (ii) due to the * Assignable Error, the foregoing sentence shall not apply and Client may conduct such audit or visit by providing * with a prior notice by email. Access to *’s facilities shall be coordinated with * so as to minimize disruption to *’s ability to perform services for its other clients. Client representatives must comply with all of *’s generally applicable cGMP, confidentiality and security procedures and protocols during such observations, consultations, and inspections. * shall at all times cooperate and provide all the necessary documents reasonably required by Client during such audit; provided that, to the extent necessary, * may redact or withhold documents to protect the confidential information of its other clients. Client shall be solely responsible for any costs and liability caused by Client’s or its representatives’ failure to comply with *’s security, safety or confidentiality procedures.

* Confidential material redacted and filed separately with the Commission.

SECTION 9               CONSIDERATION AND PAYMENT TERMS

9.1      Consideration.   In consideration for *’s performing the Service and other obligations undertaken by * pursuant to a PSA, Client shall pay * amounts as set forth in the applicable PSA (the “Service Fee”); (ii) a handling surcharge of a certain percentage or certain amount to be set forth in the applicable PSA of the costs of Raw Materials paid by * (including but not limited to taxes and customs duties/fees); (iii) a handling surcharge of a certain percentage or certain amount to be set forth in the applicable PSA related to the Client Materials (which shall be based on the actual costs of such materials as supported by reasonable documentary evidence as opposed to the market value thereof); and (iv) storage fees as set forth in the relevant PSA.

9.2      Invoices.

9.2.1  Service Fee of the Project Stages and Batches. According to the invoicing plan set forth in the applicable Project Plan or applicable PSA, or upon *’s release of a Batch of Product, as applicable, * shall invoice Client for the Service Fee set forth in the applicable PSA.

9.2.2  Raw Materials.  With respect to the Raw Materials, * shall submit invoices to Client for the applicable Raw Materials cost (including any agreed upon safety stock) as set forth according to Section 9.1 as follows. * shall submit an invoice to Client (i) for the cost of Specialized Raw Materials procured upon receipt of the invoice from vendors/suppliers; and

(ii) for the cost of Common Raw Materials used by *’s completion of such project stage or upon *’s release of a Batch of Product as applicable. Notwithstanding the foregoing, the Parties shall collaborate in the selection of the vendors of the Raw Materials. All such vendors shall be approved by Client before supplying * with Raw Materials for Product.

9.2.3   Client Materials.  With respect to the Client Materials, which shall be supplied by Client to * at no cost during *’s performance the Service, * shall submit an invoice to Client in an amount as set forth in Section 9.1 upon *’s completion of such project stage of the Service *’s release of a Batch of Product, as applicable.

9.3      Payment.

9.3.1   Mode of Payment; Foreign Exchange. All payments to * due under the MSA or any applicable PSA shall be made within thirty (30) Business Days from the receipt of the *’s invoice in USD $ by means of telegraphic transfer to the account with the bank designated by * in the foregoing invoice. For the purpose of computing payment amounts incurred in a currency other than USD$, such currency shall be converted into USD$ using the basic exchange rate published by Bloomberg (or its successor institution) on its website “http://www.bloomberg.com/markets/currencies” (or any other website that may be used by Bloomberg or its successor institution for publication of currency exchange rates) at the opening of business on such invoice date.

* Confidential material redacted and filed separately with the Commission.

9.3.2   Taxes. All prices and charges are exclusive of any applicable taxes, levies, imposts, duties and fees of whatever nature imposed by any law or regulations in any country in respect of the Services, importation or exportation of Raw Materials, Client Materials, Batches, and Product, which shall be paid by Client. For the avoidance of doubt, the foregoing shall not include any taxes imposed on the income or profit of * and any withholding tax lawfully levied on any payment to be made by Client to *, each of which shall be solely borne by *. Client shall pay or reimburse * for all customs duties and taxes in connection with the purchase, sale, importation or exportation of any Raw Materials, Client Materials, Batches, or Product or the provision of Services, except to the extent such duties and taxes are recoverable by or refundable to *. * agrees to assist Client in claiming exemption under double taxation or similar agreement or treaty from time to time in force to obtain a refund of any customs duties, value added taxes, and other taxes payable by *.

9.3.3   Price Adjustments. The Service Fees as set forth in the applicable PSA, shall be adjusted annually, on the last day of January, effective January 1 of each year during the Term, by the percentage change in the consumer price index as published by the Bank of Korea for the immediately preceding twelve (12) months. The relevant date for price adjustment under this Section shall be the issue date of *’s invoice.

9.3.4   Default Interest. Any amount that is not paid by a Party to the other when due under the MSA or any PSA shall bear default interest at the rate of ten percent (10%) per annum, or such lesser maximum rate allowed by Applicable Law, from the day following the due date until paid in full. In the event there is an amount which is invoiced by * but not paid by Client for more than six (6) months after the due date, such event shall be considered a material breach of the relevant PSA.

SECTION 10    CONFIDENTIALITY

10.1    Confidential Information.  “Confidential Information” shall mean any data, know-how and other information, whether technical or non-technical disclosed by one Party (hereinafter the “Disclosing Party”) or otherwise became known to the other Party (hereinafter the “Receiving Party”) hereunder relating to the subject matter of the MSA, regardless of form or manner of disclosure, i.e., whether disclosed in writing, in electronic file or format or in other tangible manner, or orally, visually or in other intangible manner. If a Party intends to disclose such information in writing, in electronic file or format or in other tangible manner, such Party will make reasonable efforts to indicate it is confidential; and if to disclose orally, visually or in other intangible manner, such Party will make reasonable efforts to reduce it in summary form in writing or in electronic file or format, identified as confidential and delivered to the other Party within thirty (30) days after such oral or visual disclosure; provided, however, in each case, a failure to do so shall not constitute a breach of this term nor shall deny, negate or destroy the confidential nature thereof, and no such failure shall serve as conclusive evidence that the disclosed information shall not be considered Confidential Information by and between the Parties. Furthermore, the existence and terms of the MSA shall be deemed to be the Confidential Information of both Parties and any information, data

* Confidential material redacted and filed separately with the Commission.

or results disclosed by * to Client relating to the Product, the Services or Manufacture under this MSA or any PSA, as well as the Manufacturing Process, the Project Plan and the Specifications shall be the Confidential Information of Client, unless otherwise specifically identified as * Confidential Information by the terms of this Agreement. The Parties acknowledge and agree that the Manufacturing Process and the Project Plan may contain a mixture of both Party’s Background IP, ownership of which shall not be affected by this MSA.

Notwithstanding the foregoing, Confidential Information shall not include the information, which as evidenced by written records:

(a)  was at the time of disclosure by the Disclosing Party hereunder publicly known or available;

(b)  after disclosure by the Disclosing Party hereunder, became publicly known or available by publication or otherwise, other than by an authorized act or omission by the Receiving Party;

(c)  was in the possession of the Receiving Party without confidentiality restriction at the time of the disclosure by the Disclosing Party hereunder;

(d)  was lawfully received from any third party having the lawful right to make such disclosure, without obligation of confidentiality; or

(e)  was independently developed by the Receiving Party’s directors, officers or employees without reference to the Confidential Information, as demonstrated by records created contemporaneously with such development.

10.2    Confidentiality. The Receiving Party recognizes the proprietary and confidential nature of the Disclosing Party’s Confidential Information and agrees that no right, title, ownership, license, or interest of any character in the Disclosing Party’s Confidential Information other than as specifically granted herein, is conveyed or transferred to the Receiving Party. Both Parties further agree to maintain the Disclosing Party’s Confidential Information in confidence and not to disclose or divulge the Disclosing Party’s Confidential Information, in whole or in part, to any third party, and not use the Disclosing Party’s Confidential Information for any purpose other than pursuing the MSA. Each Party shall guard such Confidential Information using the same degree of care as it normally uses to guard its own confidential or proprietary information of like importance, but in any event no less than reasonable care. The Receiving Party shall limit disclosure of the Disclosing Party’s Confidential Information to its and those of its Affiliates’ directors, officers, employees, consultants and agents (“Representatives”) who have a need to know the Disclosing Party’s Confidential Information for performance of the Service and implementation of the MSA, provided that, the Receiving Party shall undertake procedures to ensure that each of its Representatives to whom the Disclosing Party’s Confidential Information is disclosed understands (i) the confidential nature of the Disclosing Party’s Confidential Information and (ii) that he or she is under an obligation similar to those contained herein to hold the Disclosing Party’s Confidential Information disclosed strictly confidential.

10.3    Authorized Disclosures.  Disclosure is permitted in the event that (a) the Disclosing Party’s Confidential Information is reasonably required to obtain or maintain any Regulatory Approvals for the Products in any or all jurisdictions or (b) the Disclosing Party needs to disclose such Confidential Information to comply with Applicable Law; provided that such Receiving Party shall exercise its Commercially Reasonable Efforts to limit disclosure of the Disclosing Party’s Confidential Information to that which is necessary for compliance and to otherwise maintain the confidentiality of the Confidential Information.

* Confidential material redacted and filed separately with the Commission.

10.4    Survival of confidential obligations. The confidential obligations of the Receiving Party shall survive for a period of five (5) years from the expiration or termination of this MSA.

10.5    Return of the Confidential Information. All written, printed or other tangible Confidential Information of the Disclosing Party disclosed under the MSA, and all copies thereof shall be returned to the Disclosing Party (or destroyed at the Disclosing Party’s request) by the Receiving Party within thirty (30) business days from the written request by the Disclosing Party. All Confidential Information disclosed electronically shall be completely deleted and destroyed by the Receiving Party within thirty (30) business days from the written request by the Disclosing Party. Notwithstanding the foregoing, (i) digital backup files automatically generated by the Receiving Party’s customary electronic data processing system may be retained and properly stored as confidential files for the sole purpose of backup and will be deleted in accordance with the Receiving Party’s retention policy, and (ii) a single copy of the Confidential Information may be retained in the secured files of the Receiving Party for the sole purpose of determining the scope of obligations incurred by it under the MSA provided that the Receiving Party shall keep such Confidential Information in confidence and will use the Confidential Information solely to comply with the terms of the MSA as well as the applicable law, rule and regulation.

SECTION 11              OWNERSHIP OF MATERIALS AND INTELLECTUAL PROPERTY

11.1    Reference Standard, Client Technology, Client Materials, Cell Line, and Product. * hereby understands and agrees that all rights to, titles of and interests in the Reference Standards, Client Technology, Client Materials, Cell Line, Product, the Manufacturing Process and any work in process or semi processed goods thereof belong to Client, unless otherwise provided herein.

11.2    Background Intellectual Property. It is acknowledged that each Party possesses Background IP. Any Intellectual Property relating to the Reference Standards, Client Technology, Client Materials and Cell Line owned and/or controlled by Client as of the date of provision of such Reference Standards, Client Technology, Client Materials and Cell Line by Client to * pursuant to Section 5.1, shall be deemed to be included in the Background IP of Client. Client hereby grants * a royalty-free, non-transferable, revocable and non-sublicensable and fully-paid-up right and license to use such Intellectual Property relating to such Reference Standards, Client Technology, Client Materials, Cell Line, during the Term for the sole purposes of Manufacturing of the Product or Services in accordance with the MSA.

11.3    Inventions. Any Intellectual Property arising out of or resulting from the Service under the MSA, including but not limited to those contained in the Manufacturing Documentation, shall be hereinafter collectively called an “Invention”.

11.3.1  Client Invention. Any Invention that is conceived and first reduced to practice solely by one or more employees or officers of * (or its third party consultant or subcontractor) and does not constitute an * Invention shall be a “Client Invention”. * shall notify Client of such Client Invention(s) to Client immediately after *, the Project Management Team Leader,

* Confidential material redacted and filed separately with the Commission.

respective project personnel, * employees or officers or other applicable third parties working for * hereunder makes, conceives or reduces to practice such Client Invention, and shall take all necessary measures so that Client would have the sole and exclusive ownership of any and all Client Invention. Client may use any Client Invention for any purpose, including filing patent application and * shall provide reasonable cooperation to Client at the expense of Client (as to all reasonable out-of-pocket expenses incurred by * that are supported by adequate documentation). In the event that * wishes to use the Client Invention for purposes outside the scope of the MSA, Client hereby grants * a worldwide, irrevocable, royalty-free and fully-paid- up license to use such Client Invention. This Section 11.3 shall survive the expiration or earlier termination and continue in effect as long as the intellectual property right to such Client Invention is legally valid.

11.3.2  * Invention. Any Invention that is conceived and first reduced to practice solely by one or more employees or officers of * (or its third party consultant or subcontractor) and which is not derived from, or arises out of Client Background IP or Client’s Confidential Information or any other proprietary right of Client or its third party vendors, contractors, or other partners or clients under or in connection with the MSA, shall be the property of * (“* Invention”), and shall not be deemed to be Client Invention or Joint Invention for the purposes of the MSA. No Background IP of * and the * Invention shall be incorporated into the Product or Manufacturing Process without the joint review and approval of both Parties and the terms of a license to use such Background IP or * Invention shall be agreed upon prior to such incorporation.

11.3.3 Client-* Joint Invention.  Any Invention that is conceived and first reduced to practice jointly by one or more employees, or officers of * (or its third party consultant or subcontractor) or their respective Affiliates, on the one hand and one or more employees, officers, agents or contractors of Client (or its Affiliates) on the other hand and which is not derived from, or arises out of either Party’s Background IP or Confidential Information or any other proprietary right of a Party or its third party vendors, contractors, or other partners or clients under or in connection with the MSA, shall be jointly owned by Client and * (a “Joint Invention”), and shall not be a Client Invention or * Invention for the purposes of the MSA. Subject to the terms and conditions of the MSA, any such Joint Invention may be exploited by * or Client without compensation and liability of other obligation (including accounting obligations) to the other Party, and each Party has a non-exclusive, royalty-free, worldwide license, with the right to sublicense, under its interest in such Joint Inventions and any Intellectual Property rights (including patents) covering the same, for any purpose; provided that in the event of sublicense, each Party shall make written notice to the other Party of the fact. This license shall continue for the life of the applicable right.

SECTION 12    WARRANTIES.

12.1  The Parties General Warranties.  Each Party warrants and represents that: (i) it has the corporate power and authority to enter into this MSA and has taken all necessary action on its part required to authorize the execution, delivery and performance of this  Agreement; (ii) it is aware of no legal, contractual or other restriction, limitation or condition that might adversely affect its ability to enter into this MSA and perform its obligations hereunder; (iii) it is duly organized, validly existing

* Confidential material redacted and filed separately with the Commission.

and in good standing under the laws of the jurisdiction in which it is incorporated; (iv) this MSA (a) has been duly executed and delivered by a duly authorized representative of it, and (b) is the legal, valid and binding obligation of it, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally; and (v) the execution, delivery and performance of this Agreement by it does not and will not (a) violate any Applicable Laws applicable to it, or (b) violate or conflict with any provision of its Articles of Incorporation or By-laws or other organizational documents.

12.2  Client’s Warranties. Client represents, warrants and covenants to * that as of the Effective Date of the MSA and during the Term: (a) Client will comply with all Applicable Laws, and that it will keep * informed of any information known to Client which would affect *’s provision of the Service hereunder and (c) to the best of its knowledge, *’s use of the Client Materials, Manufacturing Process, and Client Technology for the purpose of the Service and to the extent as set forth in the MSA will not infringe any third party’s Intellectual Property rights.

12.3  *’s Warranties. * represents, warrants and covenants that:

12.3.1  As of the Effective Date and during the Term, (i) * is the lawful owner, lessee, operator, or licensee of the Facility, equipment, machinery, as well as permissions required, to enable * to perform its obligations under this MSA, and (ii) to the best of *’s knowledge none of the * Inventions or * Background IP infringes any third party Intellectual Property Right.

12.3.2  All Product Batches, at the time of delivery to Client’s designated carrier, shall (a) conform to the Specifications (except for Pilot Batches and Engineering Batches unless otherwise agreed); (b) be Manufactured, packaged, handled and stored in compliance with the requirements of cGMPs (except for Pilot Batches and Engineering Batches unless otherwise agreed) and all Applicable Laws; (c) comply with the Standard Operating Procedures; (d) be Manufactured in compliance with the Quality Agreement; and (e) be transferred free and clear of any liens, claims or encumbrances of any kind.

12.3.3  (i) * is not nor has it ever been, and (ii) * has not used, and will not use, the services of any person excluded, debarred, suspended (or subject to exclusion, debarment or suspension) under 21 U.S.C. §335(a) or (b) or otherwise disqualified by Applicable Law, including, the FDA Debarment List (http://www.fda.gov/ora/compliance_ref/debar/default.htm), as amended or replaced from time to time, in connection with any of the Services or Manufacturing performed under this MSA or any PSA. * agrees to notify Client promptly in the event of any violation of *’s obligations under this Section. This certification applies to * and its respective officers, agents, and employees as well as subcontractors performing on behalf of * under this Agreement.

12.4    No Other Warranties.  THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION ARE EXPRESSLY IN LIEU OF AND EXCLUDE, AND THE PARTIES HEREBY EXPRESSLY DISCLAIM AND NEGATE, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAWS, ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED (ARISING BY OPERATION OF LAW OR OTHERWISE), INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, EVEN IF THAT PURPOSE IS KNOWN.

* Confidential material redacted and filed separately with the Commission.

SECTION 13                 INDEMNIFICATION

 13.1    Indemnification by *. * shall indemnify and hold harmless Client, its Affiliates, and their respective officers, directors, employees or agents from and against any Damages arising or resulting from any third party (which shall exclude Client Affiliates) claims to the extent such Damages are relating to, arising out of, in connection with, or resulting from claims, demands, or actions based upon (i) gross negligence or willful misconduct; (ii) breach of the MSA or any PSA; (iii) violation of Applicable Law, in the case of clauses (i) through (iii) of or by * or its officers, directors, employees or agents, including any subcontractor or vendor used in the Manufacture of Product, or (iv) any claim that *’s use of * Background IP infringes any third party’s Intellectual Property rights, except to the extent that such Damages are caused by the causes as set forth in Section 13.2 for which Client is obliged to indemnify.

13.2    Indemnification by Client. Client shall indemnify and hold harmless *, its Affiliates, and their respective officers, directors, employees or agents from and against any Damages arising or resulting from any third party (which shall exclude * Affiliates) claims to the extent such Damages are relating to, arising out of, in connection with, or resulting from claims, demands or actions based upon (i) gross negligence or willful misconduct, (ii) any claim that *’s use of the Client Materials, Manufacturing Process, and Client Technology for the purpose of the Services and solely to the extent as set forth in the MSA infringes any third party’s Intellectual Property rights, (iii) breach of the MSA or any PSA, or (iv) violation of Applicable Law, in each case except to the extent that such Damages are caused by the causes as set forth in Section 13.1 for which * is obliged to indemnify and in the case of clauses (i), (iii), and (iv) of or by Client or its officers, directors, employees, or agents.

13.3    Indemnification Procedure. The foregoing indemnification by * or Client shall be conditioned, if and to the extent Damages are based on or related to a third party claim, upon a Party who intends to claim indemnification under Sections 13.1 and 13.2 (the “Indemnified Party”) (i) providing written notice to the other Party (“Indemnifying Party”) within twenty (20) calendar days after the Indemnified Party have been given written notice of such third party claim, provided that absence or delay of such prior written notice will not relieve the Indemnifying Party of its obligation to indemnify except to the extent such absence or delay materially prejudices the Indemnifying Party’s ability to defend the third party claim; (ii) permitting the Indemnifying Party, upon timely notice by the Indemnified Party, the opportunity to assume full responsibility (at the Indemnifying Party’s cost and expense) for the investigation and defense of any such claim with counsel reasonably satisfactory to the Indemnified Party, provided, however, the Indemnifying Party shall keep the Indemnified Party informed as to the progress of the defense of any claim and that the Indemnified Party shall cooperate in such defense and shall make available all records, materials and witness reasonably requested by the Indemnifying Party in connection therewith; and (iii) not settling or compromising any such claim without the Indemnifying Party’s prior written consent, with such consent not to be unreasonably denied, withheld or conditioned. Furthermore, the Indemnifying Party shall not settle or compromise any such claim without the Indemnified Party’s prior written consent; provided, however, no such consent shall be required if such settlement or compromise involves only the payment of money, does not require a finding or admission of fault or guild on the party of the Indemnified Party, and provides for a general release of the Indemnified Party.

* Confidential material redacted and filed separately with the Commission.

SECTION 14    DISCLAIMER OF CONSEQUENTIAL DAMAGES: LIMITATION OF LIABILITY

14.1    Disclaimer of Consequential Damages. EXCEPT FOR DAMAGES BASED ON OR RELATED TO A THIRD PARTY CLAIM ARISING UNDER SECTIONS 13.1 AND 13.2, OR BASED ON GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, NEITHER PARTY WILL BE LIABLE UNDER THIS AGREEMENT FOR ANY SPECIAL, PUNITIVE, CONSEQUENTIAL, INCIDENTAL OR OTHER INDIRECT DAMAGES OF ANY TYPE OR NATURE, WHETHER BASED IN CONTRACT, TORT, STRICT LIABILITY, NEGLIGENCE OR OTHERWISE, INCLUDING LOSS OF PROFITS OR REVENUES.

14.2    Limitation of Liability. Specific caps on Damages shall be set forth in the applicable PSA.

SECTION 15    TERM AND TERMINATION OF AGREEMENT

15.1    Term.  This MSA will become effective as of the Effective Date and will be in effect for as long as a PSA is in effect (the “Term”). Each PSA will have its own initial term as stated therein. Each PSA for clinical supply shall automatically renew for successive terms of one (1) year each or upon execution of a PSA for commercial supply, whichever is earlier, and each PSA for commercial supply, including supply of stocking inventories in advance of Regulatory Approval, shall automatically renew for successive terms of three (3) years each, unless a Party gives written notice to the other Party of its intention to not renew a PSA for clinical supply ninety (90) days prior to the end of the then current PSA term, or a Party gives written notice to the other Party of its intention to not renew a PSA for commercial supply thirty-six (36) months prior to the end of the then current PSA term.

15.2  Termination.  This MSA or a PSA may be earlier terminated as set forth in this Section 15.2.

15.2.1  Material Breach.  A Party may terminate any PSA for a material breach by the other Party; provided, however, that the non-breaching Party shall give the breaching Party written notice of such breach and if the breaching Party fails to commence Commercially Reasonable Efforts to cure that breach within twenty (20) Business Days after receipt of such written notice, then the non-breaching Party may terminate this Agreement on twenty (20) Business Days’ written notice after expiration of such twenty (20) Business Day period. This MSA shall terminate if all effective PSAs are terminated.

15.2.2  Insolvency.  This MSA may be terminated by either Party upon written notice at any time during the MSA if the other Party: (a) files in any court pursuant to any statute a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of such Party, or of its assets; (b) proposes a written agreement of composition for extension of its debts; (c) is served with an involuntary petition against it, filed in any insolvency proceeding which is admitted in the court; or (d) makes an assignment for the benefit of its creditors. The Party affected shall immediately notify the other Party in writing of the occurrence of any of the foregoing events.

15.2.3 Force Majeure.  Either Party may terminate a PSA in accordance with Section 17.3 in the event a Party is unable to perform its obligations pursuant to a PSA due to a Force Majeure Event.

15.2.4  Import Failure. Client shall be entitled to terminate a PSA upon twenty (20) Business Days’ notice to *, if, despite the efforts of * pursuant to Section 5.4.1, Client Material destined for use in connection with the Services have been prohibited from entry into the Republic of South Korea by the Korean Custom Service. Such termination right shall only exist if such Client Materials have been denied entry and shall not be implicated by mere delays in the importation process. If such termination relates to efforts to import into the Republic of Korea Client Materials for the initial Batch of a Product under a PSA, the applicable PSA shall be deemed to be void ab initio without further cost or expense to either Party; provided, however, the Party’s thereafter shall reasonably cooperate with regard to disposition of such Client Materials at the cost of Client.

15.2.5  Other Specified Events. The Parties may additionally terminate a PSA as set forth in the applicable PSA.

15.3  Effect of Expiration or Termination.

15.3.1  Payment of Amounts Due.  Expiration or termination of the MSA or PSA for any reason shall not exempt any Party from paying to any other Party any amounts owing to such Party at the time of such expiration or termination; provided, however, with respect to a termination deemed to be ab initio, and up-front fee paid to * shall not be deemed earned and shall be returned to Client.

15.3.2  Decommissioning. Upon expiration or termination of a PSA for any reason, * shall cease and refrain from the Services described in any applicable PSA (including the Manufacturing and supplying the Product) for Client unless otherwise provided in the following Sections 15.3.2(a) to 15.3.2(d), and both Parties shall pursue decommissioning activities as set forth hereunder.

(a) Fully Manufactured Product.

(i) If Client terminates a PSA pursuant to Section 15.2.1, 15.2.2, 15.2.3, 15.2.4 or 15.2.5, upon Client’s election, * shall (i) deliver already fully Manufactured Product to Client in accordance with the terms and conditions of the MSA and applicable PSA or (ii) destroy such Product. If Client elected (i) above, Client shall pay the Service Fees and any related costs or fees for the Service relating to such Product in accordance with the terms and conditions of the MSA and applicable PSA, and if Client elected (ii) above, * shall bear the costs and expenses for such destruction, except in the case of Section 15.2.4 or Section 15.2.5 for which destruction Client shall pay the cost.

* Confidential material redacted and filed separately with the Commission.

(ii) If * terminates a PSA pursuant to Section 15.2.1, 15.2.2, 15.2.3, or 15.2.5, upon *’s election, * may (i) deliver the fully Manufactured Product to Client in accordance with the terms and conditions of the MSA and applicable PSA (including the current Firm Period period or Binding Year in the PSA) or (ii) destroy such Product. If * elected (i) above, Client shall pay the Service Fee and any related costs or fees for the Service relating to such Product in accordance with the terms and conditions of the MSA and applicable PSA, and if * elected (ii) above, Client shall bear the costs and expenses for such destruction and the costs incurred by * for the Service; provided, however, such costs and expenses to be borne by Client shall in no event exceed the Service Fee for the Service relating to such Product.

(iii) If a PSA is naturally expired pursuant to Section 15.1, the provisions of (ii) above shall apply

(b) Client Materials being used for the Service (Product in Process).

(i) If Client terminates a PSA pursuant to Section 15.2.1, 15.2.2, 15.2.3, 15.2.4, or 15.2.5, upon Client’s election, * shall (i) continue to use the Client Materials being used for the Manufacturing hereunder (the Product in process) and deliver the fully Manufactured Product to Client in accordance with the terms and conditions of the MSA and applicable PSA, or (ii) deliver to Client or destroy such Product in process. If Client elected (i) above, Client shall pay the Service Fee and any related costs or fees for the Service relating to the fully Manufactured Product in accordance with the terms and conditions of the MSA and applicable PSA, and if Client elected (ii) above, * shall bear the costs and expenses for such activities except in the case of Section 15.2.4 or Section 15.2.5 for which destruction Client shall pay the cost.

(ii) If * terminates a PSA pursuant to Section 15.2.1, 15.2.2, 15.2.3, or 15.2.5, upon *’s election, * may (i) continue to use the Client Materials being used for the Manufacturing hereunder (the Product in process) and deliver the fully Manufactured Product to Client in accordance with the terms and conditions of the MSA and applicable PSA, or (ii) destroy such Product in process. If * elected (i) above, Client shall pay the Service Fee and any related costs or fees for the Service relating to the fully Manufactured Product in accordance with the terms and conditions of the MSA, and if * elected (ii) above, Client shall bear the costs and expenses for such activities.

(iii)  If a PSA is naturally expired pursuant to Section 15.1, the provisions of (ii) above shall apply.

* Confidential material redacted and filed separately with the Commission.

(c) Client Materials, Cell Line, and Reference Standards. Upon expiration or termination of a PSA, upon Client’s election, * shall deliver to Client and/or destroy all remaining Client Materials (subject to Sections 15.3.2(a) and 15.3.2(b)), all remaining Cell Line vials, Reference Standards and other materials required for Manufacturing.

The costs and expenses for such activities shall be borne by the Parties as follows:

(i)
If Client terminates the PSA pursuant to Section 15.2.1, 15.2.2 or 15.2.3, * shall deliver or dispose at no additional cost to Client and * shall bear such costs and expenses for such activities;

(ii)
If * terminates the PSA pursuant to Section 15.2.1, 15.2.2, 15.2.3, or 15.2.5, or Client terminates the PSA pursuant to Section 15.2.4or 15.2.5, Client shall bear such costsand expenses for such activities;

(iii)
If a PSA is naturally expired pursuant to Section 15.1, the provisions of (ii) above shall reply.

(d) Raw Materials.

(i)
If Client terminates a PSA pursuant to Section 15.2.1, 15.2.2 or 15.2.3 and if Client so elects, * shall deliver the remaining Raw Materials to Client for Client’s payment of *’s cost to procure such Raw Materials, or dispose of them at Client’s election. * shall bear the costs and expenses for the delivery of the RawMaterials.

(ii)
If * terminates a PSA pursuant to Section 15.2.1, 15.2.2, 15.2.3 or 15.2.5, or Client terminates a PSA pursuant to Section 15.2.4 or 15.4.5, * may deliver the remaining Raw Materials to Client or dispose of them at *’s election. If so delivered, Client shall pay *’s cost to procure such Raw Materials to * and bear the costs and expenses for the deliveryof such Raw Materials by *.

(iii)
If a PSA is naturally expired pursuant to Section 15.1, the provisions of (ii) above shall apply.

(e) Outstanding Obligations Regarding Purchase of Product.

(i) If Client terminates a PSA pursuant to Section 15.2.1 or 15.2.2 Client shall be released from any outstanding binding obligations to purchase Product as of the date of notice of termination including but not limited to pursuant to a Firm Period, binding forecast, purchase order, minimum purchase commitment, or otherwise; provided, however, that Client shall purchase Product Manufactured prior to such date of notice, pursuant to the terms of this MSA and PSA.

* Confidential material redacted and filed separately with the Commission.

(ii) If * terminates a PSA pursuant to Section 15.2.1 or 15.2.2, outstanding binding obligations to purchase Product as of the date of notice of termination shall survive termination of such PSA, including but not limited to pursuant to a Firm Period, binding forecast, purchase order, minimum purchase commitment, or otherwise.

(iii)  For all other cases of termination of a PSA, subsection (ii) shall apply.

(f)  Survival. Any termination or expiration of this MSA shall not affect any outstanding obligations due hereunder prior to such termination or expiration, nor shall it prejudice any other remedies that the parties may have under this MSA. For greater certainty, except as otherwise expressly provided, termination or expiration of this MSA, irrespective of the cause, shall not affect any rights or obligations which, from the context thereof, are intended to survive termination or expiration of this MSA, including but not limited to Sections 1, 8, 9, 10, 11, 12, 13, 14, 15, 16 and 17.2.

15.3.3  Outbound Transfer. Upon any termination of a PSA or in connection with its expiration, Client shall be entitled to give notice to * of a Manufacturing Process Transfer, which shall commence the preparation and effectuation of a Manufacturing Process Transfer Plan for the Product identified therein. In addition, Client shall be entitled to give notice to * of a Manufacturing Process Transfer and commence the preparation and effectuation of a Manufacturing Process Transfer Plan in the absence of a termination or expiration of a PSA in order to establish second source Manufacturing. Client shall pay *’s reasonable costs of assistance related to effectuation of the Manufacturing Process Transfer Plan.

SECTION 16      ARBITRATION

16.1    Informal Discussions. Except as otherwise provided herein, in the event of any controversy or claim arising out of or relating to this MSA, or the rights or obligations of the Parties hereunder, the Parties shall first try to settle their differences amicably between themselves through the Core Team and then the JSC. Thereafter, either Party may initiate informal dispute resolution on the executive level by sending written notice of the dispute to the other Party, and within thirty (30) days after such notice appropriate executives of the Parties shall meet for attempted resolution by good faith negotiations. If such representatives are unable to resolve such disputed matter within such thirty (30) day period, either Party may refer the matter by written notice to the Chief Executive Officer of the other Party, or his/her designee, and the Chief Executive Officer of such Party, for discussion and resolution. If such individuals or their designees are unable to resolve such dispute within thirty (30) days of such written notice, and such dispute relates to a claimed breach of this MSA, a PSA or a QAG, either Party may initiate binding arbitration proceedings in accordance with the provisions of this Article 16. For the avoidance of doubt, no claim other than a claim of a breach of this Agreement shall be subject to arbitration.

16.2    Arbitration. If the Parties do not fully settle a claimed breach of this MSA, a PSA or a QAG pursuant to Section 16.1, and a Party wishes to pursue the matter, each such claim shall be finally resolved by

* Confidential material redacted and filed separately with the Commission.

binding arbitration in accordance with the Commercial Arbitration Rules of the International Chamber of Commerce (“ICC”), and judgment on the arbitration award may be entered in any court having jurisdiction thereof to enforce the arbitration award. The arbitration shall be conducted by a panel of three neutral persons experienced in the pharmaceutical business, and within thirty (30) days after initiation of arbitration, each Party shall select one person to act as arbitrator and the two Party-selected arbitrators shall select a third arbitrator within thirty (30) days of their appointment. If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be appointed by the ICC. The place of arbitration shall be New York, New York, United States and all proceedings and communications shall be in English. Either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending the arbitration award. The arbitrators shall have no authority to award punitive or any other type of damages not measured by a Party’s direct compensatory damages, and in all cases, any decision or determination by the arbitrators shall comply with Article 14, as applicable. The Parties agree that, in the event of a good faith dispute over the nature or quality of performance under this Agreement, neither Party may terminate this Agreement until final resolution of the dispute through arbitration or other judicial determination. The Parties further agree that any payments made pursuant to this Agreement pending resolution of the dispute shall be refunded if an arbitrator or court determines that such payments are not due.

16.3    Costs and Fees. Each Party shall bear its own attorneys’ fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrators. Absent the filing of an application to correct or vacate the arbitration award as permitted by Applicable Law, each Party shall fully perform and satisfy the arbitration award within fifteen (15) days after the service of the award on such Party.

SECTION 17      MISCELLANEOUS

17.1    Notices. Any notice required or permitted under the MSA shall be in writing with duly authorized signature and made to the following addresses or facsimile numbers:

If to Client:

TG Therapeutics, Inc.2 Gansevoort St., 9th Floor
New York, NY 10014
Attention: Senior Vice President Operations
Facsimile:

If to *:

*

With copy to: * Legal & Compliance Department

* Confidential material redacted and filed separately with the Commission.

Either Party may change its designated address and facsimile number by notice to the other Party in the manner provided in this Section 17.1.

Any notice shall be deemed to have been delivered on the date of delivery of delivered personally, or on the next day of sending if sent by facsimile, or on the fifth day of posting if sent by registered or certified mail with return receipt requested and postage prepaid.

17.2    Governing Law. This MSA shall be construed and interpreted in accordance with the laws of State of New York, United States and all rights and remedies shall be governed by such laws without regard to principles of conflicts of law. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to the transactions contemplated by the MSA.

17.3    Effect of Force Majeure Event. Neither Party (the “Affected Party”) shall be liable to the other Party (the “Non-Affected Party”) for failure or delay to perform its obligation under the MSA or any applicable PSA when such failure or delay is due to riots, storms, fires, explosions, floods, earthquakes, war, embargoes, blockades, insurrections, terrorism, an act of God or any other cause similar thereto which is beyond the control of the Affected Party including those affected upstream suppliers (“Force Majeure Event”).

Each Party agrees to give the other Party prompt written notice of the occurrence of any Force Majeure Event, the nature thereof, and the extent to which the affected Party will be unable fully to perform its obligations under the MSA. If a condition constituting Force Majeure Event as defined herein exists for more than one hundred eighty (180) consecutive days, or it is reasonably foreseeable that such Force Majeure Event will persist for more than one hundred eighty (180) days consecutive days, the Parties shall endeavor in good faith to negotiate a mutually satisfactory solution to the problem, if practicable, including use of a third party to fulfill the obligations hereunder of the party invoking Force Majeure Event, at the expense of the party invoking Force Majeure Event. If after good faith efforts to negotiate a mutually satisfactory solution for at least sixty (60) days the Parties have failed to reach agreement, the Non-Affected Party shall have the right to terminate this MSA upon thirty (30) days’ written failure.

17.4    Assignment. Neither Party shall assign, in whole or in part, the MSA without the prior written consent of the other Party, such approval not to be unreasonably withheld, conditioned or delayed. Notwithstanding the above, Client may, without such consent, assign the MSA to (i) its Affiliate or (ii) any purchaser of Client’s rights relating to the Product or all or substantially all of the assets of Client, or of all of its capital stock, or to any successor corporation or entity resulting from any merger or consolidation of such Party with or into such corporation or entity. Notwithstanding the above, * may, without such consent, assign the MSA to (i) its Affiliate or (ii) any purchaser of substantially all of the assets of *, or of all of its capital stock, or to any successor corporation or entity resulting from any merger or consolidation of such Party with or into such corporation or entity.

* Confidential material redacted and filed separately with the Commission.

17.5    No Grant of License. Nothing in the MSA shall affect, or grant any right to, patents, know-how or other intellectual property owned by either Party prior to the commencement of the MSA unless otherwise expressly provided in the MSA.

17.6    No Right to Use Names. Except as expressly provided herein, no right, expressed or implied, is granted by the MSA to use in any manner the name of either of the Parties or any other trade name, symbol, logo or trademark of the other Party in connection with the performance of the MSA, without the prior written consent of the other Party.

17.7    Independent Contractors. The Parties hereto are independent contractors and nothing contained in the MSA shall be deemed or construed to create a partnership, joint venture, employment, franchise, agency or fiduciary relationship between the Parties.

17.8    Integration. This MSA constitutes the entire agreement between the Parties relating to the subject matter of the MSA and supersedes all previous oral and written communications between the Parties with respect to the subject matter of the MSA.

17.9    Amendment; Waiver.  Except as otherwise expressly provided herein, no alteration of or modification to the MSA shall be effective unless made in writing and executed by an authorized representative of both Parties. No course of dealing or failing of either Party to strictly enforce any term, right or condition of the MSA in any instance shall be construed as a general waiver or relinquishment of such term, right or condition. The observance of any provision of the MSA may be waived (either generally or any given instance and either retroactively or prospectively) only with the written consent of the Party granting such waiver.

17.10  Severability. The Parties do not intend to violate any Applicable Law. However, if any sentence, paragraph, clause or combination of the MSA is in violation of any law or is found to be otherwise unenforceable, such sentence, paragraph, clause or combination of the same shall be deleted and the remainder of the MSA shall remain binding, provided that such deletion does not alter the basic purpose and structure of the MSA.

17.11  Construction. The Parties mutually acknowledge that they have participated in the negotiation and preparation of the MSA. Ambiguities, if any, in the MSA shall not be construed against any Party, irrespective of which Party may be deemed to have drafted the MSA or authorized the ambiguous provision.

17.12  Interpretation. The captions and headings to the MSA are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of the MSA. Unless context otherwise clearly requires, whenever used in the MSA: (a) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation”; (b) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to the MSA; (c) the word “law” or “laws” shall mean any applicable, legally binding statute, ordinance, resolution, regulation, code, guideline, rule, order, decree, judgment, injunction, mandate or other legally binding requirement of a governmental authority (including a court, tribunal, agency, legislative body or other instrumentality of any (i) government or country or territory, (ii) any state, province, county, city or other political subdivision thereof, or (iii) any supranational body); and (d) all references to the word “will” are interchangeable with the word “shall” and shall be understood to be imperative or mandatory in nature. All references to days, months, quarters or years are references to calendar days, calendar months, calendar quarters, or calendar years. Whenever any matter hereunder requires consent or approval, such consent or approval shall not be unreasonably withheld or delayed.

17.13  Counterparts.  This MSA may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed the MSA as of the date first above written.

TG THERAPEUTICS, INC.

Signature: _______________________________________
Name: Michael S. Weiss
Title:   Chief Executive Officer

Date:

*

Signature:
Name: *

Title:   *

Date:

* Confidential material redacted and filed separately with the Commission.